Exhibit 10.19

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”) is made on August 2, 2021, by and among LIVEVOX INTERMEDIATE LLC, a Delaware limited liability company (f/k/a LiveVox Holdings, Inc.) (“Parent”), LIVEVOX, INC., a Delaware corporation (“Borrower”), LIVEVOX INTERNATIONAL, INC., a Delaware corporation (“LiveVox International Guarantor”), ENGAGE HOLDINGS, LLC, an Ohio limited liability company d/b/a Businessphone.com (“Engage Guarantor”), SPEECHIQ, LLC, an Ohio limited liability company (“SpeechIQ Guarantor” and, together with Engage Guarantor and LiveVox International Guarantor, the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders” and, individually, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”).
BACKGROUND
WHEREAS, on November 7, 2016, among others, Parent, Borrower, Lenders and Agent entered into, inter alia, a certain Credit Agreement (as amended by that certain (i) First Amendment to Credit Agreement, dated as of February 28, 2018, (ii) Second Amendment to Credit Agreement, dated as of May 6, 2019, (iii) Third Amendment and Waiver to Credit Agreement, dated as of December 16, 2019, (iv) Fourth Amendment to Credit Agreement, dated as of December 20, 2019, (v) Fifth Amendment to Credit Agreement, dated as of January 13, 2021 and (vi) Sixth Amendment to Credit Agreement, dated as of February 5, 2021) (and as further amended, restated, amended and restated, modified, renewed, extended, replaced or substituted from time to time, the “Credit Agreement”) to reflect certain financing arrangements between the parties thereto. The Credit Agreement and all Loan Documents executed in connection therewith are collectively referred to as the “Financing Agreements.” All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement. In the case of a direct conflict between the provisions of the Credit Agreement and the provisions of this Amendment, the provisions hereof shall prevail;

WHEREAS, Borrower has requested and Agent and Lenders have agreed, subject to the terms and conditions of this Amendment, to amend the Credit Agreement.

NOW, THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made a part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:
1.Amendments. Upon the Seventh Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text), each as set forth in Exhibit A hereto.
2.Representations and Warranties. Each Loan Party hereby:
(a)represents and warrants that such Loan Party has all requisite power and authority to enter into this Amendment and the Loan Documents to which it is a party executed in connection herewith. The execution, delivery, and performance by each Loan Party of this Amendment and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of this Amendment and the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or
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in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain the same could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect;
(b)reaffirms all representations and warranties made to Agent and Lenders under the Credit Agreement and all of the other Financing Agreements and confirms that all are true and correct in all material respects (except for any representation and warranty which, by its terms, is qualified as to materiality or a Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects) as of the date hereof as if made on and as of the date hereof, except for representations and warranties which related exclusively to an earlier date, which shall be true and correct in all respects on and as of such earlier date;
(c)represents and warrants that no Default or Event of Default has occurred and is continuing under any of the Financing Agreements; and
(d)represents and warrants that this Amendment and, if any, all assignments, instruments, documents, and agreements executed and delivered in connection herewith are valid, binding and enforceable in accordance with its or their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
3.Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date of satisfaction of all of the following conditions precedent (the “Seventh Amendment Effective Date”). All documents, instruments and information, if any, required to be delivered hereunder shall be in form and substance reasonably satisfactory to Agent and Agent’s counsel:
(a)Loan Documents. Agent shall have received each of the following:
(i)this Amendment fully executed by Borrower, Parent and the Guarantors; and
(ii)the Second Amended and Restated Fee Letter fully executed by Borrower.
(b)Fees. To the extent invoiced at least one (1) Business Day prior to the date hereof, Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Amendment.
(c)Secretary’s Certificate; Organizational Documents; Good Standing Certificates. Agent shall have received (i) a certificate of each Loan Party, dated as of the Seventh Amendment Effective Date, with appropriate insertions and attachments, including the certificate of incorporation/formation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (to the extent such certification is available in the relevant jurisdiction), the bylaws, operating agreements or other similar organizational document of each Loan Party and the relevant board resolutions or written consents of each Loan Party, and (ii) a good standing certificate, or comparable certificate (to the extent available) for any jurisdiction outside of the United States, as applicable, for each Loan Party from its jurisdiction of organization.
(d)No Material Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Loan Parties, after due inquiry, threatened in writing against any Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(e)Lien Searches. Agent shall have received the results of a recent lien search on each Loan Party and such results shall be reasonably satisfactory to Agent.
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(f)Recurring Revenue. Agent shall have received, and been satisfied with its review of, an updated recurring revenue harvest DCF valuation.
(g)KYC. Agent shall have received all information reasonably requested by Agent to complete all necessary “know your customer” regulatory compliance checks and background checks with respect to the Loan Parties, and the results thereof shall be reasonably satisfactory to Agent in its sole discretion.
(h)Certificate of Beneficial Ownership. Agent and each Lender shall have received, in form and substance reasonably acceptable to Agent and each Lender, an executed Certificate of Beneficial Ownership.
4.Reference to and Effect on the Loan Documents.
(a)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified and amended hereby.
(b)Except as specifically amended above, the Credit Agreement and all Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Loan Parties to Agent and the Lenders.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided for herein, operate as a waiver of any right, power or remedy of Agent and/or the Lenders under the Credit Agreement or any of the Loan Documents, nor constitute a waiver of any provision of the Credit Agreement or any of the Loan Documents.
(d)To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
5.Ratification. Each Loan Party hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the Seventh Amendment Effective Date.
6.Estoppel. To induce Agent and the Lenders to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, each Loan Party hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.
7.Integration. This Amendment, together with the Credit Agreement and all other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
8.Severability of Provisions. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.
9.Miscellaneous.
(a)Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
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(b)Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.
(c)Interpretation. Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
(d)Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
(e)Choice of Law. Section 12 of the Credit Agreement is hereby incorporated herein by reference.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

PARENT:	LIVEVOX INTERMEDIATE LLC By: /s/ Louis Summe Name: Louis Summe Title: Chief Executive Officer
BORROWER:	LIVEVOX, INC. By: /s/ Louis Summe Name: Louis Summe Title: Chief Executive Officer
GUARANTORS:	LIVEVOX INTERNATIONAL, INC. By: /s/ Louis Summe Name: Louis Summe Title: President
SPEECHIQ, LLC By: /s/ Louis Summe Name: Louis Summe Title: Chief Executive Officer
ENGAGE HOLDINGS, LLC By: /s/ Louis Summe Name: Louis Summe Title: Chief Executive Officer
AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION By: /s/ Eric Klein Name: Eric Klein Title: Vice President
LENDER:	BANK HAPOALIM B.M. By: /s/ Douglas Rutley Name: Douglas Rutley Title: SVP By: /s/ Max Furman Name: Max Furman Title: FVP

Signature Page to Seventh Amendment to Credit Agreement

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EXHIBIT A

CREDIT AGREEMENT
by and among
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
LIVEVOX INTERMEDIATE LLC (f/k/a LiveVox Holdings, Inc.)
as Parent
LIVEVOX, INC.
as Borrower, and
the Guarantors party hereto

Dated as of November 7, 2016

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(continued)
Page

-ii-
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(continued)
Page

-iii-
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(continued)
Page

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EXHIBITS AND SCHEDULES
Exhibit 2.1    Form of Revolving Loan Note
Exhibit 2.3    Form of Term Loan Note
Exhibit 2.4(a)    Form of Swing Loan Note
Exhibit A-1    Form of Assignment and Acceptance
Exhibit C-1    Form of Compliance Certificate
Exhibit C-2    Form of Early Election Certificate
Exhibit I-1    Form of IP Reporting Certificate
Exhibit P-1    Form of Perfection Certificate
Exhibit 3.1(o)    Form of Financial Condition Certificate
Schedule A-1    Authorized Persons
Schedule C-1    Commitments
Schedule C-2    Competitors
Schedule I-1    Ineligible Institutions
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens
Schedule R-1    Real Property Collateral
Schedule 3.1    Conditions Precedent
Schedule 3.6    Conditions Subsequent
Schedule 4.1(b)    Capitalization of Borrower
Schedule 4.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 4.6    Litigation
Schedule 4.11    Environmental Matters
Schedule 4.13    Material Contracts
Schedule 4.14    Permitted Indebtedness
Schedule 4.16    Payment of Taxes
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 5.1(d)    Billing Systems
Schedule 5.2    Collateral Reporting
Schedule 6.5    Nature of Business

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CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of November 7, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), LIVEVOX INTERMEDIATE LLC, a Delaware limited liability company (f/k/a LiveVox Holdings, Inc.) (“Parent”), LIVEVOX, INC., a Delaware corporation (“Borrower”), ENGAGE HOLDINGS, LLC, an Ohio limited liability company (“Engage Guarantor”), LIVEVOX INTERNATIONAL, INC., a Delaware corporation (“LiveVox International Guarantor”), SPEECHIQ, LLC, an Ohio limited liability company (“SpeechIQ Guarantor”, and together with LiveVox International Guarantor, the “Guarantors”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1.Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3.Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4.Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless

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otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any officer of a Loan Party executing any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto, so executes or certifies in his/her capacity as a an officer on behalf of the applicable Loan Party and not in any individual capacity.
1.5.Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to the time of day in New York, New York. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6.Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7.Limited Condition Acquisitions. Notwithstanding anything herein to the contrary, with respect to any Limited Condition Acquisition, at the Borrower’s option, any Leverage Ratio, Recurring Revenue Ratio, Fixed Charge Coverage Ratio or Dollar threshold required for consummation of such Limited Condition Acquisition shall be determined, and any representation and warranty, Default or Event of Default blocker shall be tested, as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if such Limited Condition Acquisition was consummated on such date so long as no Specified Event of Default has occurred and is continuing on such date; provided, that, if the Borrower has made such an election, in connection with the calculation of any ratio or basket permitted hereunder, during the period from and after such date and prior to the earliest of (i) the date on which such Limited Condition Acquisition is consummated, (ii) the definitive agreement for such Limited Condition Acquisition is terminated and (iii) the date that is 180 days after the definitive agreement for such Limited Condition Acquisition is executed, any ratio shall be calculated (x) on a pro forma basis

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assuming such Limited Condition Acquisition and other pro forma events in connection therewith have been consummated; provided further, that, in any event, no Specified Event of Default shall have occurred and be continuing on the date such Limited Condition Acquisition is consummated.
2.LOANS AND TERMS OF PAYMENT.
2.1.Revolving Loans.
(a)Revolving Loans. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Loans to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Pro Rata Share of an amount equal to, as of any date of determination, (i) the Maximum Revolver Amount minus (ii) the aggregate amount of all Revolving Loans and Swing Loans then outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding. The Revolving Loans shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Loan Note”) substantially in the form attached hereto as Exhibit 2.1. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, (x) the outstanding aggregate principal amount of Swing Loans and the Revolving Loans at any one time outstanding plus the Maximum Undrawn Amount of all Letters of Credit then outstanding shall not exceed the Maximum Revolver Amount and (y) Agent shall have the right (but not the obligation) to establish from time to time Bank Product Reserves against the Maximum Revolving Loan Amount. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, Swing Loans and all other extensions of credit hereunder, together with interest accrued and unpaid thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
(b)Protective Advances.
(i)Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (after the occurrence and during the continuance of a Default or an Event of Default, or any of the other applicable conditions precedent set forth in Section 3 are not satisfied), Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.1(b)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time, when taken together with the aggregate amount of all Bank Product Reserves then outstanding, shall not exceed $2,500,000 (the “Maximum Applicable Reserve”).
(ii)Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.1(b) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.
2.2.Procedures for Requesting Revolving Loans; Procedures for Selection of Applicable Interest Rates for All Loans.
(a)Borrower may notify Agent in writing prior to 1:00 p.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Loan hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other Loan Document or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Loan maintained as a Base Rate

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Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.
(b)Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Rate Loan for any Loan (other than a Swing Loan or Protective Advance), Borrower shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Loan to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $50,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Base Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) LIBOR Rate Loans, in the aggregate.
(c)Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the Maturity Date.
(d)Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert such LIBOR Rate Loan to a Base Rate Loan as of the last day of the Interest Period applicable to such LIBOR Rate Loan, subject to Section 2.2(e) below.
(e)Provided that no Default or Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.
(f)At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Loans which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.
(g)Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and/or Lenders may sustain or incur as a consequence of any

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prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or a Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.
(h)Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Agent or any Lender (for purposes of this subsection (h), the term “Lender” shall include Agent, any Lender and the office or branch where any Agent or any Lender or any Person controlling Agent or such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent to Borrower shall be conclusive absent manifest error.
2.3.Term Loan. On the Closing Date, each Lender with a Term Loan Commitment (severally, not jointly or jointly and severally) made a term loan to Borrower in an aggregate principal amount equal to $35,000,000 (the “Closing Date Term Loan”). On the First Amendment Effective Date, each Lender with a Term Loan Commitment (severally, not jointly or jointly and severally) made an additional term loan to Borrower in an amount equal to such Lender’s Term Loan Commitment in an aggregate principal amount equal to $10,350,000 (the “First Amendment Term Loan”). As of the Third Amendment Effective Date, the outstanding principal balance of the Closing Date Term Loan and the First Amendment Term Loan, collectively, was $43,706,250. Subject to the term and conditions of this Agreement, on the Third Amendment Effective Date, each Lender with a Term Loan Commitment (severally, not jointly or jointly and severally) made an additional term loan to Borrower in an amount equal to such Lender’s Term Loan Commitment in an aggregate principal amount equal to $13,900,000 (the “Third Amendment Term Loan”), and together with the Closing Date Term Loan and First Amendment Term Loan, collectively, the “Term Loan”). As of the Seventh Amendment Effective Date, the Term Loan shall be, with respect to principal, subject to acceleration during the existence of an Event of Default under this Agreement or termination of this Agreement, be payable in installments as follows:

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Installment Due Date	Installment Amount
September 30, 2021	$140,235.00
December 31, 2021	$140,235.00
March 31, 2022	$140,235.00
June 30, 2022	$140,235.00
September 30, 2022	$140,235.00
December 31, 2022	$140,235.00
March 31, 2023	$140,235.00
June 30, 2023	$280,470.00
September 30, 2023	$280,470.00
December 31, 2023	$280,470.00
March 31, 2024	$280,470.00
June 30, 2024	$490,823.00
September 30, 2024	$490,823.00
December 31, 2024	$490,823.00
March 31, 2025	$490,823.00
June 30, 2025	$701,176.00
September 30, 2025 and the last day of each fiscal quarter thereafter	$701,176.00
Maturity Date	The remaining unpaid principal and accrued interest thereon

The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Amended and Restated Term Note”). The Term Loan may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as Borrower may request; and in the event that Borrowers desire to obtain or extend any portion of the Term Loan as a LIBOR Rate Loan or to convert any portion of the Term Loan from a Base Rate Loan to a LIBOR Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and/or (e) and the provisions of Sections 2.2(b) through (h) shall apply. The Third Amendment Term Loan shall be initially made as a LIBOR Rate Loan, and combined with the existing LIBOR Rate Loan for each of the Closing Date Term Loan and the First Amendment Term Loan, with an Interest Period ending as of December 31, 2019.
2.4.Swing Loans.
(a)Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrower as provided for in this Section 2.4 at any time or from time to time after the Closing Date to, but not including, the Maturity Date, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Loans at any one time outstanding shall not exceed the Maximum Revolving Loan Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit. All Swing Loans shall be Base Rate Loans only. Borrower may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

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(b)Upon either (i) any request by Borrower for a Revolving Loan made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrower for a Revolving Loan pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrower as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 3.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Pro Rata Share thereof. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Loans in an amount in excess of the amount of its Revolving Commitment minus its Participation Commitment (taking into account any reallocations under Section 2.9) with respect to the outstanding Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit.
2.5.Disbursement of Loan Proceeds. All Loans shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent, Lenders, Swing Loan Lender and Issuing Bank, shall be charged to the Loan Account on Agent’s books. The proceeds of each Loan requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a), 2.6(b) or 2.11(d) hereof shall, (a) with respect to requested Revolving Loans, to the extent Lenders make such Revolving Loans in accordance with Section 2.2(a), 2.6(b) or 2.11(d) hereof and with respect to Swing Loans made upon any request by Borrower for a Revolving Loan to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to Borrower on the day so requested by way of credit to the Funding Account in immediately available federal funds or other immediately available funds or, (b) with respect to Revolving Loans deemed to have been requested by Borrower or Swing Loans made upon any deemed request for a Revolving Loan by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. Prior to the Maturity Date, Borrower may use the Revolving Loans and Swing Loans by borrowing, prepaying and re-borrowing, all in accordance with the terms and conditions hereof. Agent is authorized to make the Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.2(a), 2.6(b) or 2.11(d). Borrower agrees to establish and maintain the Funding Account with PNC for the purpose of receiving the proceeds of the Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower in writing, any Loan requested by Borrower and made by Agent, Swing Loan Lender or the Lenders hereunder shall be made to the Funding Account.
2.6.Making and Settlement of Loans.
(a)Each borrowing of Revolving Loans shall be advanced according to the Pro Rata Shares of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.9). The Term Loan shall be advanced according to the Pro Rata Shares of Lenders holding the Term Loan Commitments. Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)Promptly after receipt by Agent of a request or a deemed request for a Revolving Loan pursuant to Section 2.2(a) and, with respect to Revolving Loans, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans

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exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrower and the apportionment among Lenders of the requested Revolving Loan as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Loan to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 3.2, fund such Revolving Loan to Borrower in Dollars and immediately available funds to the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Loan of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.
(c)Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Pro Rata Share of the requested Revolving Loan available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its applicable Pro Rata Share of the requested Revolving Loan available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the Revolving Interest Rate for Base Rate Loans. If such Lender pays its Pro Rata Share of the applicable Revolving Loan to Agent, then the amount so paid shall constitute such Lender’s Revolving Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrower with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)Agent, on behalf of Swing Loan Lender and itself, shall demand settlement (a “Settlement”) of all or any Swing Loans and Protective Advances with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.9, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan and/or Protective Advance with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Loans set forth in Section 3.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans or Protective Advances, as applicable, and, when so applied shall constitute Revolving Loans of such Lenders accruing interest as Base Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).
(e)If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Loans, or shall provide such other Lender

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with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Loans shall be part of the Obligations secured by the Collateral.
2.7.Maximum Loans. The aggregate balance of Revolving Loans plus Swing Loans outstanding at any time shall not exceed the Maximum Revolving Loan Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit.
2.8.Manner and Repayment of Loans.
(a)The Revolving Loans and Swing Loans shall be due and payable in full on the Maturity Date subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.3 hereof, subject to mandatory prepayments as herein provided. Notwithstanding the foregoing, all Loans shall be subject to earlier repayment upon (x) acceleration during the existence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Loans (other than the Term Loan) shall, unless otherwise provided herein during an Application Event, be applied, first to the outstanding Swing Loans and next, in accordance with the Pro Rata Shares of the Lenders, to the outstanding Revolving Loans (subject to any contrary provisions of Section 2.9). Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan in accordance with the Pro Rata Shares of the Lenders.
(b)All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made without deduction, set-off or counterclaim and shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received at the Payment Office on a Business Day on or before 1:00 p.m. If any payment item is received at the Payment Office on a non-Business Day or after 1:00 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging the Loan Account or by making Loans as provided in Section 2.2 hereof. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Payment Office or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.
2.9.Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.9 so long as such Lender is a Defaulting Lender.
(b) except as otherwise expressly provided for in this Section 2.9, Revolving Loans shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their

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respective Pro Rata Shares, and no Pro Rata Share of any Lender or any Pro Rata Share of any Revolving Loans required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Loans shall be applied to reduce such type of Revolving Loans of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Pro Rata Shares; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
(ii)Unused Line Fees shall cease to accrue in favor of such Defaulting Lender.
(iii)if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuing Bank has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(A)Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Pro Rata Shares of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Loans made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(B)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (1) first, prepay any outstanding Swing Loans that cannot be reallocated, and (2) second, deliver Letter of Credit Collateralization corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) for so long as such Obligations are outstanding;
(C)if Borrower delivers Letter of Credit Collateralization for any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrower shall not be required to pay any Letter of Credit Fees with respect to such Defaulting Lender’s Pro Rata Share of the Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are subject to such Letter of Credit Collateralization;
(D)if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the Letter of Credit Fees payable to Lenders holding Revolving shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(E)if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor subject to Letter of Credit Collateralization pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuing Bank or any other Lender hereunder, all Letter of Credit Fees payable with respect to such Defaulting Lender’s Pro Rata Share of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuing Bank (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or subject to Letter of Credit Collateralization; and

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(iv)so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuing Bank, as applicable is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or Letter of Credit Collateralization delivered for such Letters of Credit will be provided by Borrower in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.9(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)A Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to this Agreement and the other Loan Documents solely to the extent such matters (i) relate to Revolving Loans and Revolving Commitments and (ii) except for the matters expressly set forth in this Section 2.9, do not result in treatment of the Revolving Loans held by such Defaulting Lender in a manner materially and adversely different from the treatment of the Revolving Loans held by non-Defaulting Lenders.
(d)Other than as expressly set forth in this Section 2.9, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.9 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)In the event that Agent, Borrower, Issuing Bank and Swing Loan Lender agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and the Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share.
(f)If Swing Loan Lender or Issuing Bank has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuing Bank, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to Swing Loan Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
(g)All Loans (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loan hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.10.Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (the “Loan Account”) in the name of Borrower in which shall be recorded the date and amount of each Loan made by Agent, Lenders and Swing Loan Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Loan shall not adversely affect Agent, any Lender or Swing Loan Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between Agent, Lenders,

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Swing Loan Lender and Borrower during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Agent, Lenders, Swing Loan Lender and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the Loan Account shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto.
2.11.Letters of Credit.
(a)Generally.
(i)Subject to the terms and conditions hereof, Issuing Bank shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of Borrower except to the extent that the issuance thereof would then cause the sum of (A) the outstanding Revolving Loans plus (B) the outstanding Swing Loans, plus (C) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (D) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the Maximum Revolving Loan Amount); provided, however, that the Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Loans made as Base Rate Loans and shall bear interest at the Revolving Interest Rate for Base Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 2.14(b) hereof).
(ii)Notwithstanding any provision of this Agreement to the contrary, Issuing Bank shall not be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing any Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuing Bank in good faith deems material to it, (B) the issuance of the Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally or (C) the proceeds of such Letter of Credit would be made available to any Person, (1) to fund any activity or business of or with any Sanctioned Person or in any country or territory that, at the time of such issuance, is the subject of any Sanctions or (2) in any manner that would immediately (after the expiration of any notice, cure or similar period) result in a violation of any Sanctions by any person party to or bound by the terms of this Agreement.
(b)Issuance of Letters of Credit.
(i)Borrower may request Issuing Bank to issue or cause the issuance of a Letter of Credit by delivering to Issuing Bank, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuing Bank’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuing Bank; and, such other certificates, documents and other papers and information as Agent or Issuing Bank may reasonably request. Issuing Bank shall not issue any requested Letter of Credit if such Issuing Bank has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 3.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason.
(ii)Each Letter of Credit shall, among other things, (A) provide for the payment of sight drafts, or other written demands for payment, and (B) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the Maturity Date. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued or the International

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Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuing Bank.
(iii)Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.
(c)Requirements For Issuance of Letters of Credit. Borrower shall authorize and direct any Issuing Bank to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuing Bank of any Letter of Credit, Borrower shall authorize and direct Issuing Bank to deliver to Agent all instruments, documents, and other writings and property received by Issuing Bank pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor.
(d)Disbursements, Reimbursement.
(i)Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuing Bank a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Pro Rata Share of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(ii)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuing Bank will promptly notify Agent and Borrower. Regardless of whether Borrower shall have received such notice, Borrower shall reimburse (such obligation to reimburse Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”) Issuing Bank prior to 12:00 Noon, on each date that an amount is paid by Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuing Bank. In the event Borrower fails to reimburse Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuing Bank will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrower shall be automatically deemed to have requested that a Revolving Loan maintained as a Base Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Loan (all whether or not the conditions specified in Section 3.2 are then satisfied or the commitments of Lenders to make Revolving Loans hereunder have been terminated for any reason) as provided for in Section 2.11(d)(iii) immediately below. Any notice given by Issuing Bank pursuant to this Section 2.11(d)(ii) may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(iii)Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.11(d)(ii) make available to Issuing Bank through Agent at the Payment Office an amount in immediately available funds equal to its Pro Rata Share (subject to any contrary provisions of Section 2.9) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.11(d)(iv)) each be deemed to have made a Revolving Loan maintained as a Base Rate Loan to Borrower in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuing Bank, the amount of such Lender’s Pro Rata Share of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (A) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (B) at a rate per annum equal to the rate applicable to Revolving Loans maintained as a Base Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuing Bank will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuing Bank to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.11(d)(iii), provided that such Lender shall not be obligated to pay interest as provided in Section 2.11(d)(iii)(A) and (B) until and commencing from the date of receipt of notice from Agent or Issuing Bank of a drawing.

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(iv)With respect to any unreimbursed drawing that is not converted into a Revolving Loan maintained as a Base Rate Loan to Borrower in whole or in part as contemplated by Section 2.11(d)(ii), because of Borrower’s failure to satisfy the conditions set forth in Section 3.2 hereof (other than any notice requirements) or for any other reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Loan maintained as a Base Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.11(d)(iii) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.11(d).
(v)Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (A) Issuing Bank ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.
(e)Repayment of Participation Advances.
(i)Upon (and only upon) receipt by Agent for the account of Issuing Bank of immediately available funds from Borrower (A) in reimbursement of any payment made by Issuing Bank or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (B) in payment of interest on such a payment made by Issuing Bank or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Pro Rata Share of such funds, except Agent shall retain the amount of the Pro Rata Share of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lenders holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.9, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).
(ii)If Issuing Bank or Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Issuing Bank or Agent pursuant to Section 2.11(e) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuing Bank or Agent the amount of its Pro Rata Share of any amounts so returned by Issuing Bank or Agent plus interest at the Federal Funds Effective Rate.
(f)Documentation. Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuing Bank’s interpretations of any Letter of Credit issued on behalf of Borrower and by Issuing Bank’s written regulations and customary practices relating to letters of credit, though Issuing Bank’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
(g)Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

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(h)Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Loans or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.11(h) under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender or Borrower, as the case may be, may have against Issuing Bank, Agent, Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Loans under Section 2.11(d);
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by Borrower, Agent, Issuing Bank or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which Borrower, Agent, Issuing Bank or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuing Bank, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries or Affiliates of Borrower and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuing Bank or any of Issuing Bank’s Affiliates has been notified thereof;
(vi)payment by Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuing Bank from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless Agent and Issuing Bank have each received written notice from Borrower of such failure within three (3) Business Days after Issuing Bank shall have furnished Agent and Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)the occurrence of any Material Adverse Effect;
(x)any breach of this Agreement or any other Loan Document by any party thereto;

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(xi)the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;
(xii)the fact that a Default or an Event of Default shall have occurred and be continuing;
(xiii)the fact that the Maturity Date shall have occurred or this Agreement or the obligations of Lenders or Agent to make Loans have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
(i)Liability for Acts and Omissions.
(i)As between Borrower and Issuing Bank, Swing Loan Lender, Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuing Bank or any of its Affiliates shall have been notified thereof); (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of Issuing Bank, including any governmental acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuing Bank from liability for Issuing Bank’s gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (A) through (H) of such sentence. In no event shall Issuing Bank or Issuing Bank’s Affiliates be liable to Borrower or any other or any other Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(ii)Without limiting the generality of the foregoing, Issuing Bank and each of its Affiliates: (A) may rely on any oral or other communication believed in good faith by Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (B) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (C) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuing Bank or its Affiliates; (D) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (E) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (F) may settle or adjust any claim or demand made on Issuing Bank or its Affiliate in any way related to

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any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
(iii)In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence, bad faith or willful misconduct, (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuing Bank under any resulting liability to Borrower, any other Loan Party, Agent or any Lender.
(j)If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or
(ii)there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost (other than Taxes, which shall be governed by Section 16 of this Agreement) to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.11(j) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(j), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto
2.12.Application of Payments; Termination of Commitments; Prepayments.
(a)Apportionment and Application.
(i)So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.12(a)(iv), Section 2.12(c)(ii), and Section 2.12(d), all payments to be made hereunder by Borrower shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving

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Loans outstanding and, thereafter, to Borrower (to be wired to the Funding Account) or such other Person entitled thereto under applicable law.
(ii)At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all Distributions shall be applied as follows:
(A)first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
(B)second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,
(C)third, to pay interest due in respect of all Protective Advances until paid in full,
(D)fourth, to pay the principal of all Protective Advances until paid in full,
(E)fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders or relating to the Loans under the Loan Documents, until paid in full,
(F)sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
(G)seventh, to pay interest accrued in respect of the Swing Loans until paid in full,
(H)eighth, to pay the principal of all Swing Loans until paid in full,
(I)ninth, ratably, to pay interest accrued in respect of the remaining Loans until paid in full,
(J)tenth, ratably (i) to pay the principal of all remaining Loans (other than the Term Loan) until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each unreimbursed drawing under each Letter of Credit), as cash collateral in an amount up to 105% of the Maximum Undrawn Amount of all then outstanding Letters of Credit (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any unreimbursed drawings under Letters of Credit as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.12(a)(ii), beginning with tier (A) hereof), (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (iv) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,
(K)eleventh, to pay any other Obligations owing to Lenders other than Obligations owed to Defaulting Lenders,
(L)twelfth, ratably, to pay any Obligations owing to Defaulting Lenders, and
(M)thirteenth, to Borrower (to be wired to the Funding Account) or such other Person entitled thereto under applicable law.

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(iii)Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.6.
(iv)In each instance, so long as no Application Event has occurred and is continuing, Section 2.12(a)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)For purposes of Section 2.12(a)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)In the event of a direct conflict between the priority provisions of this Section 2.12 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.9 and this Section 2.12, then the provisions of Section 2.9 shall control and govern, and if otherwise, then the terms and provisions of this Section 2.12 shall control and govern.
(b)Termination of Commitments.
(i)Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or such earlier date as determined by Agent pursuant to Section 9.1.
(ii)Term Loan Commitments. The Term Loan Commitments shall terminate upon the making of the Term Loan.
(c)Optional Prepayments.
(i)Revolving Loans. Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(ii)Term Loan. Borrower may, upon at least 5 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. If prior to an Application Event any Lender holding the Term Loan waives in writing its right to any prepayment of the Term Loan described in the foregoing sentence, Agent will remit such amount when received, ratably, to all other Lenders holding the Term Loan until the Term Loan held by such Lenders have been paid in full in cash. Each prepayment made pursuant to this Section 2.12(c)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment); provided, however, that notwithstanding the foregoing if no Default or Event of Default exists at the time of such prepayment, Borrower may designate any such optional prepayment to be applied to future installments in direct order of maturity (to be applied first to the installment due on the date closest to the date of such prepayment); provided further that no more than 4-quarterly installments in direct order of maturity may be so designated in any 4-quarter period. Any such notice of prepayment will be irrevocable, provided, however, that notwithstanding the foregoing, Borrower may rescind one such notice during the term of this Agreement so long as: (A) the notice of rescission is in writing and signed by Borrower; (B) the notice of rescission is received by Agent at least 2 Business Days prior to the date set forth as the date of any such prepayment in such notice; (C) no Default or Event of Default exists at the time such notice of rescission is received by Agent; and (D) no other notice of rescission has at any time been delivered by Borrower.

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(d)Mandatory Prepayments.
(i)Overadvance. If, at any time the aggregate balance of Loans (other than the Term Loan) plus the Maximum Undrawn Amount of all issued and outstanding Letters of Credit exceeds the Maximum Revolver Amount, then Borrower shall promptly, but in any event, within 1 Business Day prepay the Obligations in accordance with Section 2.12(e)(i) in an amount equal to the amount of such excess.
(ii)Dispositions. Within 3 Business Days of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j), (k), (l), (m), or (n) of the definition of Permitted Dispositions), Borrower shall prepay the outstanding Obligations in accordance with Section 2.12(e)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrower shall have given Agent prior written notice of Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition (or within such 180 day period have entered into a binding contractual arrangement to complete such replacement, purchase, or construction, so long as such contractual arrangement is reasonably satisfactory to Agent and such replacement, purchase, or construction is completed within 270 days after the initial receipt of such proceeds) shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of parent or its Subsidiaries (or binding contractual obligations) unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.12(e)(ii). Nothing contained in this Section 2.12(d)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)[Reserved].
(iv)Indebtedness. Within 1 Business Day of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.12(e)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.12(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(v)[Reserved].
(vi)Excess Cash Flow. Within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for Parent’s fiscal year ended December 31, 2017 but excluding the delivery to the Agent of the financial statements for Parent’s fiscal years ended December 31, 2018 and December 31, 2021 or, if such financial statements are not delivered to Agent on the date such statements are required to be delivered pursuant to Section 5.1, within 10 days after the date such statements were required to be delivered to Agent pursuant to Section 5.1, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.12(e) in an amount equal to (1) the Applicable Percentage of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments in respect of the outstanding principal balance of the Term Loan made by Borrower during such fiscal year, minus (3) the amount of all voluntary prepayments in respect of the outstanding balance of Revolving Loans to the extent accompanied by a reduction of the Revolving Loan Commitment with respect thereto; provided, that any Excess Cash Flow payment made pursuant to this Section

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2.12(d)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition; provided, further, that, no such prepayment shall be required pursuant to this Section 2.12(d)(vi) if the amount that would be required to be repaid is less than or equal to $1,000,000 (the “ECF Threshold Amount”), and then, such prepayment shall only be required to the extent in excess of the ECF Threshold Amount.
(vii)[Reserved].
(e)Application of Payments.
(i)Each prepayment pursuant to Section 2.12(d)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Loans (other than the Term Loan) until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to of the Maximum Undrawn Amount of all then outstanding Letters of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.12(a)(ii).
(ii)Each prepayment pursuant to Section 2.12(d)(ii), 2.12(d)(iv) or 2.12(d)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the other Loans (with, at the election of the Revolving Lenders a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to of the Maximum Undrawn Amount of all then outstanding Letters of Credit (with, at the election of the Revolving Lenders, a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.12(a)(ii). If, prior to an Application Event, any Lender waives in writing its right to any prepayment of the Loans or cash collateralization of the then outstanding Letters of Credit described in the foregoing subclause (A), Agent will remit such amount when received, ratably, to all other Lenders until the principal amount of the Loans held by such other Lenders have been paid in full in cash and of the Maximum Undrawn Amount of all then outstanding Letters of Credit is cash collateralized in the order set forth in subclause (A). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
2.13.Payment of Obligations. Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations, which are due and payable as provided therein) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in this Section 2.13 shall survive payment or satisfaction in full of all other Obligations. Except to the extent provided to the contrary herein, all costs and expenses payable hereunder or under any of the other Loan Documents, all Lender Group Expenses and all amounts payable under Section 2.15(c) shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, Lender Group Expenses or amounts payable under Section 2.15(c) were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses, Lender Group Expenses or amounts due under Section 2.15(c) to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y); provided, that notwithstanding anything herein to the contrary, the Loan Account may not be charged for Lender Group Expenses to the extent an Overadvance would be caused thereby, unless Borrower has first been given 3 Business Days to pay such Lender Group Expenses). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account as a Revolving Loan made as a Base Rate Loan or, at the discretion of Swing Loan Lender, as a Swing Loan: (a) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees, payments of all other fees provided for hereunder and payments under Section 10.3) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), and (b) without limiting the generality of the foregoing clause (a), (i) all amounts expended by Agent pursuant to any other Section of this Agreement, the Guaranty and Security Agreement or any other Loan

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Document, (ii) all expenses which Agent incurs in connection with the forwarding of Loan proceeds, and (iii) any other sums expended by Agent due to Borrower’s failure to perform or comply with its obligations under this Agreement, the Guaranty and Security Agreement or any other Loan Document. All amounts referenced in this Section 2.13 shall constitute Obligations, and, if not charged to the Loan Account as a Revolving Loan maintained as a Base Rate Loan, shall be due and payable on demand by Agent or, if the Loans are then due and payable in full or an Event of Default exists under Section 8.4 or 8.5, due and payable when incurred without demand. To the extent Revolving Loans are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Loans made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the other Loan Documents with respect to such Revolving Loans.
2.14.Interest Rates and Letter of Credit Fees: Rates, Payments, and Calculations.
(a)Interest. Interest on Loans shall be payable in arrears on the first Business Day of each calendar month with respect to Base Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period; provided that all accrued and unpaid interest shall be due and payable on the earlier of the Maturity Date or the date such Loans are otherwise due and payable. Interest charges shall be computed on the actual principal amount of Loans outstanding during the month at a rate per annum equal to (a) with respect to Loans other than the Term Loan and Letters of Credit, the Revolving Interest Rate, and (b) with respect to the Term Loan, the Term Loan Rate (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Loans that are not paid when due shall accrue interest at the Revolving Interest Rate for Base Rate Loans, subject to the provision of the final sentence of this Section 2.14 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Base Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon the occurrence and during the continuation of any Specified Event of Default all or any portion of the Obligations (except for undrawn Letters of Credit), as determined by Agent or the Required Lenders, that have been charged to the Loan Account pursuant to the terms hereof or are otherwise then due and payable, shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (as applicable, the “Default Rate”).
(b)Letter of Credit Fees. Borrower shall pay (i) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable LIBOR Rate Margin for Revolving Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (or if sooner, such other date as the Obligations are, or are required to be, paid in full), and (ii) to Issuing Bank, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the Maturity Date (or if sooner, such other date as the Obligations are, or are required to be, paid in full (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrower shall pay to Agent, for the benefit of Issuing Bank, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses, in the case of each of the foregoing, as agreed upon by Issuing Bank and the Borrower, in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuing Bank’s prevailing charges for that type of transaction. Upon the occurrence and during the continuation of any Specified Event of Default, the Letter of Credit Fees described in clause (i) of this Section 2.14(b) shall be increased by an additional two percent (2.0%) per annum.

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(c)Computation of Interest and Fees. Interest and fees chargeable under the Loan Documents shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate (or Default Rate, if applicable) during such extension.
(d)Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under applicable law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under applicable law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under applicable law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrower; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.
2.15.Fees.
(a)Fee Letter Fees. Borrower shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(b)Unused Line Fee. If, for any day in each calendar quarter during the term of this Agreement, the daily unpaid balance of the sum of Revolving Loans plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Revolving Loan Amount, then Borrower shall pay to Agent, for the ratable benefit of the Lenders with a Revolving Commitment, a fee at a rate equal to the Applicable Unused Line Fee Rate on the amount by which the Maximum Revolving Loan Amount on such day exceeds such Usage Amount (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter and on the Maturity Date (or, if earlier, the date on which the Obligations are, or are required to be, paid in full) with respect to the portion of calendar quarter ending on such date.
(c)Financial Examination and Other Fees. Borrower shall pay to Agent, financial examination and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each financial examination of Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform financial examinations of Parent or its Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Parent’s or its Subsidiaries’ business/recurring revenue valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for more than 1 field examination during any calendar year or more than 1 business/recurring revenue valuation during any calendar year.
2.16.Special Provisions Applicable to LIBOR Rate.
(a)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent written notice (which shall include a certificate setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment) of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for

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determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.2(g)). Notwithstanding the foregoing, Borrower shall not be required to compensate any Lender pursuant to this Section 2.16(a) for such additional or increased costs incurred more than 180 days prior to the date that such Lender delivers such certificate; provided, that if the change in applicable law giving rise to such additional or increased costs is retroactive then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(i)reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;
(ii)Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Rate Loan;
(iii)the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of law); or
(iv)the LIBOR Rate will not adequately and fairly reflect the cost to Agent or such Lender of the establishment or maintenance of any LIBOR Rate Loan, then Agent shall give Borrower prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Base Rate Loan, unless Borrower shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Base Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if Agent or such Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, neither Agent nor Lenders shall have any obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Base Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.
2.17.Capital Requirements.
(a)If, after the Closing Date, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay Issuing Bank or such Lender on demand the amount of such reduction of return of

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capital as and when such reduction is determined, payable within 90 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(j) or Section 2.16(a) or amounts under Section 2.17(a) or sends a notice under Section 2.16(b) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(j), Section 2.16(a) or Section 2.17(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower's obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(j), Section 2.16(a) or Section 2.17(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.11(j), Section 2.16(a) or Section 2.17(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(j), Section 2.16(a) or Section 2.17(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)Notwithstanding anything herein to the contrary, the protection of Sections 2.11(j), 2.16(a), and 2.17 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.17 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
3.CONDITIONS; TERM OF AGREEMENT.
3.1.Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

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3.2.Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.
3.4.Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5.Early Termination by Borrower. Borrower has the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6.Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing (including via email), by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and/or the Third

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Amendment Effective Date, as applicable, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.Due Organization and Qualification; Subsidiaries.
(a)Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Parent, by class, and, as of the Closing Date and/or, solely with respect to SpeechIQ Guarantor, the Third Amendment Effective Date, as applicable, a description of the number of shares of each such class that are issued and outstanding. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
(c)Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)There are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.
4.2.Due Authorization; No Conflict.
(a)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material

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Contracts, for consents or approvals, the failure to obtain the same could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date and/or the Third Amendment Effective Date and/or the Seventh Amendment Effective Date, as applicable.
4.4.Binding Obligations; Perfected Liens.
(a)Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims that are in the aggregate less than $50,000, and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements, the recordation of the Copyright Security Agreement and the recordation of the Mortgages, in each case, in the appropriate filing offices), and are first priority Liens, subject only to Liens permitted pursuant to clauses (d), (e), (f), (g), (h), (i), (j), (k), (l), (n), (q), (r) of the definition of Permitted Liens.
4.5.Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6.Litigation.
(a)There are no actions, suits, or proceedings pending or, to the knowledge of the Loan Parties, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $50,000 that, as of the Closing Date and/or, solely with respect to SpeechIQ Guarantor, the Third Amendment Effective Date, as applicable, is pending or, to the knowledge of the Loan Parties, threatened in writing against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date and/or, solely with respect to SpeechIQ Guarantor, the Third Amendment Effective Date, as applicable, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7.Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default

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with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.No Material Adverse Effect. All historical financial statements relating to Parent and its Subsidiaries that have been delivered by any of the Loan Parties to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Parent’s and its Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.
4.9.Solvency.
(a)The Loan Parties, taken as a whole, are Solvent.
(b)No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10.Employee Benefits. No Loan Party, none of its Subsidiaries, nor any of their respective ERISA Affiliates maintains, contributes to or has an obligation to contribute to any Benefit Plan.
4.11.Environmental Condition. Except as set forth on Schedule 4.11, (a) to the Loan Parties’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law and reasonably could be expected to result in a Material Adverse Effect, (b) to the Loan Parties’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site which designation or identification reasonably could be expected to result in a Material Adverse Effect, (c) no Loan Party nor any of its Subsidiaries has received any written notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.Complete Disclosure. All factual information (taken as a whole) (other than forward looking information and projections and information of a general economic nature and general information about any Loan Party’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about any Loan Party’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent as of the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, the Loan Parties’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Loan Parties’ to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are

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beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting the Loan Parties’ good faith estimate, projections or forecasts based on methods and assumptions which the Loan Parties believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13.Material Contracts. Set forth on Schedule 4.13 (as updated from time to time) is a reasonably detailed description of the Material Contracts (other than the Advisory Agreement and the Applicable Affiliate Transaction Documents) of each Loan Party and its Subsidiaries; provided, however, that the Loan Parties may amend Schedule 4.13 to add additional Material Contracts so long as such amendment occurs by written notice to Agent at the time that the Loan Parties provide their quarterly financial statements pursuant to Section 5.1. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary (except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights in any jurisdiction generally) and, to the best of the Loan Parties’ knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary in a manner that could not reasonably be expected to result in: (A) a Default or an Event of Default or (B) a Material Adverse Effect.
4.14.Patriot Act. The Loan Parties, each of their respective Subsidiaries and each of their respective Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other Federal or State laws relating to “know your customer” and anti-money laundering rules and regulations.
4.15.Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of (a) each Loan Party (other than SpeechIQ Guarantor) and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date and (b) SpeechIQ Guarantor and its Subsidiaries outstanding immediately prior to the Third Amendment Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Third Amendment Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Third Amendment Effective Date.
4.16.Payment of Taxes. Except as set forth in Schedule 4.16 and as otherwise permitted under Section 5.5, all federal and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Loan Party knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.17.Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

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4.18.Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.19.Anti-Terrorism Laws; Anti-Corruption Laws. On the date specified in item (d) on Schedule 3.6 (as may be extended pursuant to Section 3.6) and at all times thereafter, the Loan Parties’ policies and procedures are sufficient to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Loan Parties, their Subsidiaries and their respective officers and directors and, to the knowledge of the Loan Parties, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of any Loan Party, any Subsidiary or, to the knowledge of any Loan Party, any of their respective directors, officers, agents or employees that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
4.20.Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Loan Parties’, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or to the knowledge of the Loan Parties’ threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or to the knowledge of the Loan Parties’ threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of the Loan Parties’, after due inquiry, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or its Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.21.Parent as a Holding Company. Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Advisory Agreement, the Acquisition Documents to which it is a party), own any material assets (other than the Equity Interests of Borrower and its other Subsidiaries) or engage in any operations, activities or business (other than the ownership of Borrower and its other Subsidiaries and activities incidental to the direct and indirect ownership of its Subsidiaries, activities incidental to the maintenance of its corporate existence, activities related to the debt and equity financing of its acquisition of the Borrower and the consummation of the transactions in connection therewith, and as otherwise expressly permitted by the Loan Documents.
4.22.SpeechIQ Acquisition; Engage Acquisition. As of the Third Amendment Effective Date, to the knowledge of Borrower, the SpeechIQ Acquisition Agreement Representations are true and correct in all material respects (or, if qualified by materiality under the terms thereof, in all respects). As of the Sixth Amendment Effective Date, to the knowledge of Borrower, the Engage Acquisition Agreement Representations are true and correct in all material respects (or, if qualified by materiality under the terms thereof, in all respects).
4.23.Merger Documentation Representations. As of the Fifth Amendment Effective Date, to the knowledge of the Loan Parties, the Merger Documentation Representations are true and correct in all material respects (or, if qualified by materiality under the terms thereof, in all respects), except for Merger Documentation

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Representations which relate exclusively to an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality under the terms thereof, in all respects) on and as of such earlier date.
4.24.Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.25.Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
4.26.Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the Third Amendment Effective Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Third Amendment Effective Date and as of the date any such update is delivered.
5.AFFIRMATIVE COVENANTS.
The Loan Parties covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations:
5.1.Financial Statements, Reports, Certificates. Each Loan Party (as applicable) (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agrees to maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP, and (d) except as set forth on Schedule 5.1(d), agrees that it will, and will cause each other Loan Party to, maintain in all material respects its billing systems/practices and shall only make material modifications thereto with notice to, and with the consent of, Agent, which consent shall not be unreasonably withheld; provided that, notwithstanding anything herein to the contrary, in the case of documents required to be delivered pursuant to this Section 5.1 and included in materials otherwise filed with the SEC, each Loan Party shall be deemed to satisfy the requirements of this Section 5.1 to the extent (x) such documents are included in materials filed with the SEC in compliance with the reporting requirements under the Exchange Act, and (y) such documents are delivered electronically to Agent and if so delivered, shall be deemed to have been delivered on the date on which such Loan Party posts such documents, or provides a link thereto, on such Loan Party’s website on the internet at such Loan Party’s website address.
5.2.Reporting. The applicable Loan Parties will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 at the times specified therein.
5.3.Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of their Subsidiaries to, at all times maintain and preserve in full force and effect such Person’s existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses; provided, however, that no Loan Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.
5.4.Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain and preserve all of its tangible property that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions

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excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect) and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.
5.5.Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.
5.6.Insurance. The Loan Parties will, and will cause each of their Subsidiaries to, at the Loan Parties’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. The Loan Parties also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, product liability insurance (to the extent in effect on the Seventh Amendment Effective Date), director’s and officer’s liability insurance, as well as insurance against larceny, embezzlement and criminal misappropriation. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, Travelers Property Cas Co. of America, AXIS Insurance Company, and Arch Insurance Group are acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of the Loan Parties in effect as of the Seventh Amendment Effective Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard noncontributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If the Loan Parties fail to maintain such insurance, Agent may arrange for such insurance, but at the Loan Parties’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Loan Parties shall give Agent prompt notice of any loss exceeding $250,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
5.7.Inspection.
(a)The Loan Parties will, and will cause each of their Subsidiaries to, permit Agent and its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of the Loan Parties shall be given a reasonable opportunity to be present) at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Loan Parties and during regular business hours; provided, however, that so long as no Event of Default exists, the Loan Parties will only be obligated to reimburse Agent and Agent’s employees or agents (and no other Lender or such other Lender’s employees or agents) for costs and expenses arising in connection with any such inspection. Any Lender or its duly authorized representatives or agents may accompany Agent or any of its duly authorized representatives or agents at such Lender’s expense.

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(b)The Loan Parties will, and will cause each of their Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as Agent may designate.
5.8.Compliance with Laws. The Loan Parties will, and will cause each of their Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.
5.9.Environmental. The Loan Parties will, and will cause each of their Subsidiaries to,
(a)Keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests where failure to do so reasonably could be expected to result in a Material Adverse Effect,
(c)Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries, which release could reasonably be expected to result in a Material Adverse Effect and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law in each case where the failure to do so could reasonably be expected to result in a Material Adverse Effect, and
(d)Promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent, or their Subsidiaries, which Environmental Action, if adversely resolved, could reasonably be expected to result in a Material Adverse Effect and (iii) notice of a violation, citation, or other administrative order relating to Environmental Laws, which, if adversely resolved, could reasonably be expected to result in a Material Adverse Effect.
5.10.Disclosure Updates. The Loan Parties will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than projections and other forward looking statements) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein (taken as a whole) not misleading in any material respect, in light of the circumstances in which made (it being understood that with respect to projections and other forward-looking statements, the same are subject to the proviso in the last sentence of Section 4.16). The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11.Formation of Subsidiaries. The Loan Parties will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than a Subsidiary which is a CFC or an Excluded Domestic Subsidiary) or acquires any direct or indirect Subsidiary after the Closing Date, within 20 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than

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$1,000,000), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of a Loan Party that is a CFC or an Excluded Domestic Subsidiary if providing such agreements would result in material adverse tax consequences to the Loan Parties or the costs of the Loan Parties of providing such guaranty or such security agreement are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and Lenders of the security or guarantee thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of any Loan Party that is a CFC or an Excluded Domestic Subsidiary (and none of the Equity Interests of any Subsidiary of such CFC or an Excluded Domestic Subsidiary) shall be required to be pledged if pledging a greater amount would result in material adverse tax consequences or the costs of the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and Lenders of the pledge thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12.Further Assurances. The Loan Parties will, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal but excluding assets that are expressly excluded from the Collateral pursuant to the terms of the Security Agreement), to create and perfect Liens in favor of Agent in any Real Property acquired by any Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC if providing such documents would result in material adverse tax consequences. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Loan Party authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower and each Loan Party’s Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs or Excluded Domestic Subsidiaries).
5.13.Lender Meetings. The Loan Parties will, within 120 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14.Bank Products. If on or before the 90th day after the Closing Date, the Loan Parties have failed to deliver to Agent duly executed Control Agreements with respect to each Deposit Account of the Loan Parties maintained with Wells Fargo, the Loan Parties shall, within 150 days of the Closing Date, (a) close all such accounts

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with Wells Fargo that are not Excluded Deposit and Securities Accounts (as defined in the Guaranty and Security Agreement), and provide evidence thereof to Agent in form reasonably satisfactory to Agent, and (b) establish their primary depository and treasury management relationships with PNC or one or more of its Affiliates and will maintain such depository and treasury management relationships at all times during the term of the Agreement; provided, that if the Loan Parties are required to establish their primary depository and treasury management relationships with PNC or one or more of its Affiliates, the Loan Parties shall use commercially reasonable efforts to so establish their primary depository and treasury management relationships with PNC prior to the 135th day after the Closing Date.
5.15.Certificate of Beneficial Ownership and Other Additional Information. The applicable Loan Parties will provide to Agent and the Lenders: (i) promptly, upon request, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) (x) promptly, upon request and (y) concurrently with the monthly deliveries required under Schedule 5.1, a new Certificate of Beneficial Ownership, in form and substance reasonably acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.
5.16.Amendments to SpeechIQ Acquisition Documentation or Engage Acquisition Documentation. Promptly following execution thereof, copies of any amendment, supplement, waiver or other modification of the SpeechIQ Acquisition Documentation or the Engage Acquisition Documentation.
5.17.Amendments to Merger Documentation. Promptly following execution thereof, copies of any amendment, supplement, waiver or other modification of the Merger Agreement, each Support Agreement (as defined in the Merger Agreement) and the Sponsor Support Agreement (as defined in the Merger Agreement).
5.18.Engage PPP Loan. The Loan Parties hereby covenant and agree that:
(a)the Engage PPP Loan shall not be secured by any Collateral;
(b)the Engage PPP Loan shall not be guaranteed by any Loan Party;
(c)to the knowledge of the Loan Parties, the Engage Guarantor shall have used the proceeds of the Engage PPP Loan solely for purposes permitted under the PPP Program and all regulations promulgated thereunder and all other applicable laws and shall not have used the proceeds of the Engage PPP Loan for any purpose prohibited under the PPP Program or any other applicable law; and
(d)the Loan Parties shall provide evidence that the Engage Sellers have established and entered into the Engage PPP Loan Escrow Agreement.
6.NEGATIVE COVENANTS.
Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:
6.1.Indebtedness. The Loan Parties will not, and will not permit any of their Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.Liens. The Loan Parties will not, and will not permit any of their Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

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6.3.Restrictions on Fundamental Changes. The Loan Parties will not, and will not permit any of their Subsidiaries to,
(a)other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Domestic Subsidiary (other than an Excluded Domestic Subsidiary) must be the surviving entity of any such merger to which Borrower is a party, and shall provide Agent at least 20 Business Days’ notice of such merger and execute all documentation reasonably requested by Agent to evidence such Person’s assumption of Borrower’s Obligations, and no merger may occur between Parent and another Loan Party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent that are not Loan Parties,
(b)liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Loan Parties with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving, or
(c)suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4.Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, the Loan Parties will not, and will not permit any of their Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of their assets.
6.5.Nature of Business. The Loan Parties will not, and will not permit any of their Subsidiaries to make any change in the nature of its or their principal business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent Parent and its Subsidiaries from engaging in any business that is reasonably related, complementary or ancillary to its or their business.
6.6.Prepayments and Amendments. The Loan Parties will not, and will not permit any of their Subsidiaries to,
(a)Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) with respect to any Permitted Disposition, the amount of any Permitted Indebtedness (not to exceed for Parent and its Subsidiaries, with amounts prepaid pursuant to clause (E) below $750,000 in the aggregate of any fiscal year) secured by any Permitted Lien on the asset subject to such Permitted Disposition that is required to be, and is, repaid in connection with such Permitted Dispositions, (D) Indebtedness that is subordinated in right of payment to the Obligations to the extent the prepayment is expressly permitted at the time under the terms of the applicable subordination agreement pursuant to which Agent is party or the prepayment is funded solely with the identifiable proceeds of a Qualified Equity Contribution substantially contemporaneously with the prepayment, (E) Capital Lease Obligations (not to exceed for Parent and its Subsidiaries with amounts prepaid pursuant to clause (C) above, $750,000 in its aggregate in any fiscal year), (F) solely with respect to the (i) the SpeechIQ Incentive Payment, (ii) the SpeechIQ Holdback, (iii) the Teckst Incentive Payment, (iv) the Teckst

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Holdback or (v) the Engage Earn-Out, payments to the extent permitted by clause (ii) or (iii) below or (G) the Engage PPP Loan so long as the payment is funded using the proceeds of the escrow arrangement in effect on the Sixth Amendment Effective Date;
(ii)make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions; or
(iii)make any payment on account of (i) the SpeechIQ Incentive Payment, (ii) the SpeechIQ Holdback, (iii) the Teckst Incentive Payment, (iv) the Teckst Holdback or (v) the Engage Earn-Out, unless, in each case, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and, in the case of any payment on account of subclauses (i) through (v), (B) immediately prior and immediately after giving effect to each such payment, Liquidity was and would remain $2,000,000 or more; provided, that any payments made pursuant to this clause (iii) may be made without regard to the restrictions set forth in sub-clauses (A) and (B) so long as any such payments are funded with (x) cash proceeds of direct or indirect common equity contributions in Borrower by Sponsor which are substantially simultaneously applied to make such payment or (y) any issuance of equity interests that are not otherwise prohibited under this Agreement, in the case of clause (y) only, in form and substance reasonably satisfactory to Agent (Agent hereby acknowledges and agrees that the proceeds of the transactions contemplated by the Merger Documentation will satisfy this clause (y)). If payments in connection with this clause (iii) are restricted as a result of the occurrence of the events described in sub-clauses (A) or (B), or otherwise deferred in accordance with the SpeechIQ Acquisition Agreement, the Teckst Acquisition Agreement or the Engage Earn-Out, as applicable, such payments shall be deferred and any payments made in connection therewith shall be permitted solely when the occurrence of the events in sub-clauses (A) or (B) have been cured or waived by Agent and Lenders.
(b)Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness in any manner materially adverse to the interest of Agent or any Lender or which, by virtue of such amendment, modification or change would render such otherwise Permitted Indebtedness prohibited under Section 6.1 of this Agreement, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (f), (h), (j) and (k) of the definition of Permitted Indebtedness,
(ii)the Advisory Agreement in any manner that would be adverse to the interests of the Agent or the Lenders; provided, however, in connection with the consummation of an IPO, the Advisory Agreement may be amended to remove the requirement to pay the annual management fee and instead pay the Permitted Term Out Fee upon the occurrence of such IPO,
(iii)any Material Contract (other than the Advisory Agreement) except to the extent that such amendment, modification or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or
(iv)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.Restricted Payments. The Loan Parties will not, and will not permit any of their Subsidiaries or Parent to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,
(a)Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of repurchases or redemptions of Equity Interests of Parent held by such Persons; provided, that the aggregate amount of all such repurchases and such

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redemptions made by Parent from and after the Seventh Amendment Effective Date plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $3,000,000 in the aggregate, and (ii) immediately prior and immediately after giving effect to such distribution and repurchase, Liquidity was and would remain $5,000,000 or more,
(b)Parent may make distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent, and
(c)the Borrower and any of its Subsidiaries may make Dividends to Parent (which Parent may pay to any direct or indirect parent company of Parent so long as such entity is a member of the consolidated, combined or similar tax group of Borrower and is liable under applicable law for taxes imposed on the income of Borrower) to permit Parent (or any such direct or indirect parent company) to pay, for any taxable period for which Borrower and its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes (a “Tax Group”) of which Parent (or any direct or indirect parent company of Parent) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Parent (or such direct or indirect parent company of Parent) for such taxable period, but only to the extent attributable to the taxable income of Borrower and its Subsidiaries.
6.8.Accounting Methods. The Loan Parties will not, and will not permit any of their Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.Investments. The Loan Parties will not, and will not permit any of their Subsidiaries or Parent to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.Transactions with Affiliates. The Loan Parties will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent and each Lender prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $750,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
(b)so long as it has been approved by Parent’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of executive officers and directors (or equivalent position with respect to Parent’s Subsidiaries) of Parent or the applicable Subsidiary,
(c)so long as it has been approved by the applicable Loan Party’s or their applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable fees, compensation, or employee benefit arrangements to employees, officers, and outside directors of the Loan Parties and their Subsidiaries in the ordinary course of business and consistent with industry practice,
(d)transactions permitted by Section 6.3 or Section 6.7, or any Permitted Intercompany Advance,
(e)the payment, pursuant to the Advisory Agreement, of (i) management, consulting, monitoring, and advisory fees to Sponsor or its Affiliates in an aggregate amount not to exceed the amount set forth in the Advisory Agreement as in effect on the Closing Date in any calendar year of Parent, so long as (x) no Default

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or Event of Default has occurred and is continuing or would result therefrom, and (y) after taking into account all such payments to be made on any date, the Loan Parties would have Liquidity of at least $2,500,000; provided, that if at any time any such management, consulting, monitoring or advisory fees to Sponsor or its Affiliates are not permitted to be paid as a result of the failure to satisfy either of the conditions set forth in subclauses (x) or (y) of this Section 6.10(e), then (1) such amounts shall continue to accrue, and (2) any such amounts that have accrued but which were not permitted to be paid may be paid in any subsequent quarter so long as each of the conditions set forth in subclauses (x) or (y) of this Section 6.10(e) are satisfied at the time of the making of such payments, and such accrued amount paid does not exceed the amount permitted in clause (i) above in any calendar year, and (ii) reasonable out-of-pocket expenses of Sponsor or its Affiliates,
(f)the payment pursuant to the Advisory Agreement of transaction fees charged by Sponsor for providing services to Parent and its Subsidiaries in connection with a Permitted Acquisition so long as (i) such transaction fees are paid at or substantially concurrent with the closing of such Permitted Acquisition, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) after taking into account all such payments to be made on any date, the Loan Parties would have Liquidity of at least $2,500,000, and (iv) such transaction fees do not exceed an amount equal to the amount required pursuant to the Advisory Agreement as in effect on the Closing Date for any Permitted Acquisition (provided that such amount may be increased by an amount equal to the proceeds of any Qualified Equity Contribution substantially contemporaneously with the closing of such Permitted Acquisition which are not used to finance a portion of the Purchase Price for such Permitted Acquisition),
(g)if the Advisory Agreement is amended in accordance with the terms of this Agreement to require payment of the Permitted Term-Out Fee, payment of the Permitted Term Out Fee as required by the Advisory Agreement,
(h)the following transactions among the Loan Parties and their Subsidiaries, in each case so long as they are, in the ordinary course of business, no less favorable to a Loan Party than would be obtained in an arm’s length transaction, and in conformance with the legal requirement of the various tax laws of the jurisdictions in which the Loan Parties and their Subsidiaries operate: (i) transfer pricing charges among the Loan Parties and their Subsidiaries in respect of the sale of software products, hardware products, and the provision of related professional services to end users; and (ii) internal research and development services, maintenance support services, back-office charges and matters ancillary thereto,
(i)reasonable out-of-pocket expenses (including in connection with service on the board or directors of Parent) pursuant to any financial advisory, financing, underwriting, or placement agreement or in respect of other investment banking activities, including in connection with acquisitions or divestitures that are permitted by this Agreement, or
(j)reasonable out-of-pocket expenses with respect to services provided by Sponsor in relation to Permitted Acquisitions following the Closing Date;
(k)agreements for the non-exclusive licensing of intellectual property among Parent and its Subsidiaries for the purpose of the licensee thereof operating its business (and not for the purpose of sale or licensing to third parties), and agreements for the assignment of intellectual property from Parent or any of its Subsidiaries to any Loan Party;
(l)agreements or arrangements with such Person (or any of its Subsidiaries) identified in writing by Borrower to Agent and Lenders prior to the Closing Date with respect to co-marketing and cross marketing of software or similar products and sharing of services (which may include, but is not limited to, sharing telecom and data center infrastructure, financial reporting and other back office functions) so long as collectively such arrangements are reasonably expected to result in a net increase of revenue or a net decrease of expenses to Parent and its Subsidiaries (taken as a whole); and
(m)transactions among Loan Parties not otherwise prohibited pursuant to the terms of this Agreement.

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Notwithstanding Section 6.7 hereof, to the extent any of the payments that are permitted to be made pursuant to this Section 6.10 are in respect of obligations of Parent, any Subsidiary of Parent shall be permitted to make a distribution to Parent in the amount of any such obligation so as to provide Parent with a source of funding for such payment.
6.11.Use of Proceeds. The Loan Parties will not, and will not permit any of their Subsidiaries to use the proceeds of any Loan made hereunder for any purpose other than (a) with respect to the Closing Date Term Loan on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing to the Existing Lenders, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Closing Date Disbursement Letter, (b) with respect to the Third Amendment Term Loan on the Third Amendment Closing Date, to pay the fees, costs and expenses incurred in connection with the SpeechIQ Acquisition Documentation, and the transactions contemplated thereby, as set forth in the Third Amendment Disbursement Letter and (c) at all other times, consistent with the terms and conditions hereof, with respect to all Loans for their lawful and permitted purposes (including that no part of the proceeds of the Loans made to Borrower will be used in violation of any applicable law or to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors). The Borrower will not request any Loan, and no Loan Party shall use, and each shall procure that their Subsidiaries and the respective directors, officers, employees and agents of each of the foregoing shall not use, the proceeds of any Loan directly or, to the knowledge of any Loan Party, indirectly (x) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (y) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or a European Union member state or (z) in any manner that would immediately (after the expiration of any notice, cure or similar period) result in the violation of any Sanctions applicable to any party hereto.
6.12.Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent or Equity Interests of any Subsidiary of Parent to Parent or another Subsidiary of Parent, the Loan Parties will not, and will not permit any of their Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.
6.13.Parent as Holding Company. Parent shall not incur any liabilities (other than liabilities arising under the Loan Documents, the Advisory Agreement and in connection with its acquisition of the Borrower), own or acquire any assets (other than the Equity Interests of Borrower and its other Subsidiaries) or engage itself in any operations or business, except in connection with its ownership of Borrower and its other Subsidiaries and its rights and obligations under the Loan Documents and activities incidental to the direct and indirect ownership of its Subsidiaries, activities incidental to the maintenance of its corporate existence, activities related to any debt and equity financing of its acquisition of the Borrower and the consummation of the transactions related thereto.
6.14.OFAC; Patriot Act. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 4.19 hereof.
6.15.Amendments to SpeechIQ Acquisition Documentation or Engage Acquisition Documentation. Borrower shall not amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the SpeechIQ Acquisition Documentation or the Engage Acquisition Agreement, in each case, in a manner materially adverse to the interests of the Lenders.
6.16.Amendments to Management Incentive Documentation. The Loan Parties will not, and will not permit any of their Subsidiaries or Parent to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Management Incentive Documentation in a manner materially adverse to the interests of the Lender Group.

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6.17.Amendments to Merger Documentation. The Loan Parties will not, and will not permit any of their Subsidiaries or Parent to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Merger Documentation in a manner materially adverse to the interests of the Lender Group without the prior written consent of the Lender Group (such consent not to be unreasonably withheld, conditioned or delayed).
7.FINANCIAL COVENANTS.
Each of Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will:
(a)Minimum Recurring Revenues. With respect to each measurement period specified below, achieve Recurring Revenues, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable four-quarter period ending on the date set forth opposite thereto:

Applicable Amount	Applicable Period End
$86,010,000	March 31, 2020
$87,408,000	June 30, 2020
$88,300,000	September 30, 2020
$91,703,000	December 31, 2020
$95,032,000	March 31, 2021
$98,653,000	June 30, 2021
$102,635,000	September 30, 2021
$106,436,000	December 31, 2021
$111,184,000	March 31, 2022
$117,825,000	June 30, 2022
$124,635,000	September 30, 2022
$130,983,000	December 31, 2022
$138,262,000	March 31, 2023
$145,986,000	June 30, 2023
$153,907,000	September 30, 2023
$162,419,000	December 31, 2023
$169,940,000	March 31, 2024
$177,922,000	June 30, 2024
$179,128,000	September 30, 2024
$182,721,000	December 31, 2024
$191,183,000	March 31, 2025
$200,162,000	June 30, 2025
$209,370,000	September 30, 2025
$219,265,000	December 31, 2025 and the last day of each calendar quarter thereafter

(b)    Minimum Liquidity. At all times maintain Liquidity of at least $2,000,000.

8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

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8.1.Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.Covenants. If any Loan Party or any of its Subsidiaries:
(a)fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.3 (solely if a Loan Party is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if a Loan Party refuses to allow Agent or its representatives or agents to visit any Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), 5.10, 5.11, 5.13 or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(b)fails to perform or observe any covenant or other agreement contained in any of Sections 5.1 or 5.2 of this Agreement and such failure continues for a period of 5 days after the date such covenant was to have been performed or observed;
(c)fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower or any other applicable Loan Party by Agent; or
(d)fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Loan Party or (ii) the date on which written notice thereof is given to Borrower or any other applicable Loan Party by Agent;
8.3.Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4.Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5.Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

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8.6.Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, after the giving of any required notices and the termination of any grace periods irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (b) a default under or an involuntary early termination of one or more Bank Product Agreements of which a Loan Party or any of its Subsidiaries is a party, or (c) any default by any Loan Party under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and is not timely waived in writing by the other parties thereto;
8.7.Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9.Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases (subject to any specific exceptions to perfection set forth in this Agreement and the Security Agreement), first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent;
8.10.Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11.Change of Control. A Change of Control shall occur, whether directly or indirectly; or
8.12.Seizures. Any: (a) portion of the Collateral having a value in excess of $1,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage or to the extent compensated by such Governmental Authority at the time of such action or pursuant to which such Governmental Authority has confirmed in writing that it shall provide such compensation) shall be seized, subject to garnishment or taken by a Governmental Authority and such seizure, garnishment or taking is not reversed or vacated within thirty (30) days thereafter; or (b) the title and rights of any Loan Party with respect to Collateral having a value in excess of $1,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage or to the extent compensated by such Governmental Authority at the time of such action or pursuant to which such Governmental Authority has confirmed in writing that it shall provide such compensation) shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding taken by a Governmental Authority for the seizure of such Collateral, whether pursuant to the indictment of any Loan Party under any criminal statute or otherwise, and either (i) there is a period of thirty (30) consecutive days at any time after the entry of a judgment or order with respect thereto which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment or order.

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9.RIGHTS AND REMEDIES.
9.1.Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)(i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Loan Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)exercise all other rights and remedies available to Agent or Lenders under the Loan Documents, under applicable law, or in equity; provided, that, with respect to any Event of Default resulting solely from failure of Borrower to comply with the financial covenants as set forth in Section 7, neither Agent nor Required Lenders may exercise the foregoing remedies in this Section 9.1 until the date that is 16 Business Days after the earlier of (A) the date on which the Compliance Certificate is required to be delivered for the applicable fiscal quarter or month pursuant to Section 5.1 and (B) the date on which such Compliance Certificate is actually delivered (it being understood and agreed that no Lender shall have any obligation to make Revolving Loans or otherwise extend credit to Borrower during such 16 Business Day period).
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit, and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrower.
9.2.Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

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9.3.[Reserved].
10.WAIVERS; INDEMNIFICATION.
10.1.Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.
10.2. The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower other than any thereof resulting from the gross negligence, bad faith, or willful misconduct of any Lender-Related Person as finally determined by a court of competent jurisdiction.
10.3.Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages (excluding with respect to disputes solely between the Lenders, but including disputes between Agent and any Lender), and all reasonable fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than PNC) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, including, without limitation, any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation by any Loan Party or Affiliate thereof of any applicable law relating to anti-terrorism, money-laundering or international trade compliance, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, advisors, representatives, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto.

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WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON EXCEPT TO THE EXTENT THAT SUCH ACT CONSTITUTES BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
11.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent, Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or Borrower:	LIVEVOX HOLDINGS, INC.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Attn: Stephen D. Oetgen and Greg Mason
Fax No. (415) 983-2701
Email:    soetgen@goldengatecap.com
gmason@goldengatecap.com
with copies to:
KIRKLAND & ELLIS LLP
555 California Street
San Francisco, California 94708
Attn: Samantha Good, Esq.
Fax No. (415) 439-1500
Email: sgood@kirkland.com

GOLDEN GATE PRIVATE EQUITY, INC.
One Embarcadero Center, 39th Floor
San Francisco, California 94111
Attn: Stephen D. Oetgen and Greg Mason
Fax No. (415) 983-2701
Email:    soetgen@goldengatecap.com
    gmason@goldengatecap.com

If to Agent:	PNC BANK, NATIONAL ASSOCIATION 100 Pine Street, Suite 1500 San Francisco, California 94111 Attn: Christopher Duranto Fax No. (415) 733-1623 Email: christopher.duranto@pnc.com
with copies to:	BLANK ROME, LLP 2029 Century Park East, 6th Floor Los Angeles, California 90067 Attn: Danielle V. Garcia, Esq. Fax No. (424) 239-3394 Email: dgarcia@blankrome.com

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Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH OF PARENT AND BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)EACH OF PARENT AND BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL

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JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1.Assignments and Participations.
(a) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)Borrower; provided, that no consent of Borrower shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender (other than any Defaulting Lender or its Affiliates); provided further, that Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and
(B)Agent, Swing Loan Lender, and Issuing Bank.
(ii)Assignments shall be subject to the following additional conditions:
(A)no assignment may be made to an Ineligible Institution, a Competitor or to a natural person; provided, that Assignments may be made to any Competitor so long as a Specified Event of Default has occurred and is continuing for 30 consecutive days,
(B)no assignment may be made to a Loan Party or an Affiliate of a Loan Party other than to Sponsor Affiliated Entities; provided, that any such Sponsor Affiliated Entity that is or becomes a Lender hereunder shall be subject to the provisions of Section 13.1(k) hereof,
(C)the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

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(D)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,
(E)the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,
(F)unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and
(G)the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not constituting Competitors (except to the extent such assignment would be permitted hereunder) (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights

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and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party other than to Sponsor Affiliated Entities; provided, that any such Person that is or becomes a Participant hereunder shall be subject to the provisions of Section 13.1(k) hereof as if it were an assignee rather than a participant, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
(g)Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h)Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the

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designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.
(i)In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.
(k) Each Sponsor Affiliated Entity, in connection with any (A) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or in respect of any consent, waiver, vote, or other action in connection with an Insolvency Proceeding involving a Loan Party, (B) other action on any matter related to any Loan Document or occurring in relation to any Insolvency Proceeding involving a Loan Party, or (C) direction to Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action with respect to the matters governed by Section 14.1(a)(i) through (iv) that affect such Lender or that adversely and disproportionately affects such Sponsor Affiliated Entity in any material respect as compared to other Lenders, shall be deemed to have voted (and, at the request of Agent, shall so vote, and each Sponsor Affiliated Entity, as a Lender, hereby grants (and each Sponsor Affiliated Entity that is not a Lender on the Closing Date will be deemed to have granted on the date such holder executes and assignment and acceptance agreement) to Agent an irrevocable proxy and the right to vote) its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliated Entities. Borrower, each Sponsor Affiliated Entity, as a Lender (and each Sponsor Affiliate that becomes a Lender by its acceptance of an assignment) agrees that if a case under the Bankruptcy Code is commenced by or against Borrower or any other Loan Party, in connection with a vote under a Plan under Bankruptcy Code, Agent may vote the claims of the Sponsor Affiliated Entities to accept such Plan if the Plan has been accepted by other Lenders holding at least two-thirds in amount and more than one half in number of the allowed Lender claims of such class that vote (excluding the claims of Sponsor Affiliate Entities) and the Agent may otherwise vote the claims of the Sponsor Affiliate Entities to reject such Plan (provided, that such right to vote shall not, without the prior approval of such Sponsor Affiliate Entity, be exercised in a manner that would affect such Sponsor Affiliate Entity in a manner that is disproportionately adverse as compared to the treatment of the claims of the other Lenders in such class). Subject to clause (ii) below, each Sponsor Affiliated Entity hereby irrevocably appoints Agent (such appointment being coupled with an interest) as such Sponsor Affiliated Entity’s attorney-in-fact, with full authority in the place and stead of such Sponsor Affiliated Entity and in the name of such Sponsor Affiliated Entity , from time to time in Agent’s discretion to take any action and to execute any instrument that Agent may deem reasonably necessary to carry out the provisions of this clause (i). Agent is irrevocably authorized by each Lender to withdraw any vote submitted by such Lender in contravention of the procedures set forth herein. The provisions of this Section 13.1(k)(i) will not apply during such time as all of the Obligations are held by Sponsor Affiliated Entities.
(ii)Notwithstanding anything to the contrary in this Agreement, (A) no Sponsor Affiliated Entity shall have any right to receive any information or material prepared by Agent or any Lender or any

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communication by or among Agent or one or more Lenders, except to the extent such information or materials have been made available to Borrower or its representatives and (B) no Sponsor Affiliated Entity (x) shall have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among Agent and any Lender to which representatives of Borrower are not then present or (y) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Agent or any other member of the Lender Group with respect to any duties or obligations or alleged duties or obligations of such Agent or any other member of the Lender Group under the Loan Documents other than a claim as a result of a material breach of the express terms of the Loan Documents by or as arising as a result of the bad faith, willful misconduct or gross negligence of such Agent or other member of the Lender Group (provided that any such claim brought but later determined by a court of competent jurisdiction by a final and nonappealable order to not have been a material breach by or the bad faith, willful misconduct or gross negligence of such Agent or other member of the Lender Group shall be deemed to be a breach by such Sponsor Affiliated Entity that made or brought such claim). The provisions of this Section 13.1(k)(ii) will not apply during such time as all of the Obligations are held by Sponsor Affiliated Entities.
13.2.Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.
14.AMENDMENTS; WAIVERS.
14.1.Amendments and Waivers.
(a)No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by any Loan Party or its Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)increase the amount of or extend the expiration date of any Commitment of such affected Lender;
(ii)reduce the principal of any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders);
(iii)amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders; or
(iv)amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Sponsor Affiliated Entities.

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(b)No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),
(ii)any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders;
(c)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrower, and the Required Lenders;
(d)No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Loan Lender, or any other rights or duties of Swing Loan Lender under this Agreement or the other Loan Documents, without the written consent of Swing Loan Lender, Agent, Borrower, and the Required Lenders; and
(e)Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or Borrower, shall not require consent by or the agreement of any Loan Party; provided, that any such amendment, modification, elimination, waiver, consent, termination or release shall be effectuated pursuant to an agreement among the Required Lenders and the Loan Parties shall not be required to take any action or otherwise modify their conduct with respect thereto, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.
(f)Anything in this Section 14.1 to the contrary notwithstanding, if Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or the other the Loan Documents, then Agent and Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within three (3) Business Days following receipt of notice thereof.
(g)Nothing in this Section 14.1 shall be construed to prohibit the amendment of any schedule hereto or to any other Loan Document which is expressly permitted to be amended pursuant to written notice provided to Agent by Borrower or the applicable Loan Party.
14.2.Replacement of Certain Lenders.
(a)If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

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(b)Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.AGENT; THE LENDER GROUP.
15.1.Appointment and Authorization of Agent. Each Lender hereby designates and appoints PNC as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and

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records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
15.4.Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.Notices of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of

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Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7.Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or

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enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8.Agent in Individual Capacity. PNC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though PNC were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, PNC or its Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include PNC in its individual capacity.
15.9.Successor Agent. Agent may resign as Agent (a) upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers or (b) as provided in Section 15.11(c)(iv)(E). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Loan Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Loan Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10.Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product

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Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11.Collateral Matters.
(a)The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase) and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to

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the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
(c)Agent and Lenders agree that all Reorganization Securities to be distributed under a Plan will be remitted to Agent and promptly distributed to the holders of the Obligations according to the priorities set forth in Section 2.12(a)(ii).
15.12.Restrictions on Actions by Lenders; Sharing of Payments.
(a)Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent Borrower or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically consented to or requested to do so in writing by Agent, (i) take or cause to be taken any action to enforce any Loan Document against Borrower or any Guarantor, including, without limitation, the commencement of any legal or equitable proceedings, (ii) to take or cause to be taken any action to foreclose any Lien on any security interest in any of the Collateral or otherwise enforce any security interest in, any of the Collateral, including, without limitation, seeking relief from the automatic stay, seeking adequate protection of its interests in the Collateral, (iii) directly or indirectly, provide, offer to provide, or support any financing to any Loan Party under Section 364 of the Bankruptcy Code secured by a Lien senior to or pari passu with the Liens securing the Obligations or (iv) make any objection to any action or inaction taken by Agent during an Insolvency Proceeding.
(b)Notwithstanding anything herein to the contrary, Sponsor Affiliated Entities may contribute their Obligations hereunder to Parent in exchange for Qualified Equity Interests in Parent and, in connection therewith, immediately and without further action by any Person, such Obligations shall immediately be deemed satisfied and cancelled, and the applicable Sponsor Affiliated Entity shall execute any and all documents reasonably required by Agent to reflect such contribution and cancellation (including without limitation an undertaking to remain obligated under Section 15.7 as if such Sponsor Affiliated Entity remained a Lender with a Pro Rata Share equal to such Obligations with respect to actions or other matters arising on or prior to the date of such exchange).
15.13.Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

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15.14.Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15.Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each financial examination report respecting Parent or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any financial examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(f)In addition to the foregoing, (w) if Agent receives notice of a Permitted Acquisition or of a transaction between Parent or its Subsidiaries permitted under Section 6.10(a) or (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent

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renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16.WITHHOLDING TAXES.
16.1.Payments.
(a)All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1.  If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein provided, however, that Borrower shall not be required to increase any such amounts payable to Agent or any Lender (i) on account of Taxes that would not have been imposed but for such Lender changing its residence, place of organization, principal place of business or its branch or lending office participating in the transactions set forth herein; provided, however, this clause (i) shall not apply to the extent the amount such Lender would be entitled to receive under such circumstances does not exceed the amount such Lender would have been entitled to receive in the absence of the change or if the change was made at the request of any Loan Party; or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own bad faith, willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax imposed with respect to any Loan Document is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower.  Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (“Other Taxes”) that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
(b) The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes and Other Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including, without limitation, any Indemnified Taxes and Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16; provided, however, that for purposes of any Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16, each Tax Indemnitee agrees to be subject to the definition of Excluded Taxes as though it were a Lender) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not

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such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that Borrower shall not be required to indemnify any Tax Indemnitee with respect to (i) any Taxes described in Section 16.1(a)(i);  or (ii) if the increase in such amount payable results from such Tax Indemnitee’s own bad faith, willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.
16.2.Exemptions.
(a)If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent upon a request by Agent with respect thereto (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:
(i)if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E, or Form W-8IMY (with proper attachments), as applicable;
(ii)if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;
(iii)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
(v)a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

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(d)If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(e)If a payment made to Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation, Letters of Credit or Loan Documents of Borrower hereunder (each, a “Recipient”) would be subject to U.S. federal withholding Tax imposed under FATCA if such Recipient fails to comply with the applicable reporting requirements of FATCA, such Recipient shall deliver to Borrower and Agent (A) a certification of foreign status signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by Borrower or Agent sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine if such Recipient is exempt from withholding under FATCA.
16.3.Reductions.
(a)If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation) or Borrower, then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4.Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any

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penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.
17.GENERAL PROVISIONS.
17.1.Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of

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the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6.Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.Revival and Reinstatement of Obligations; Certain Waivers.
(a)If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
(b)Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor’s partial payment.
17.9.Confidentiality.
(a)Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a

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confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby or thereby and on a confidential basis; provided, that any such Person shall have agreed to receive such information subject to the terms of this Section 17.9, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9 or is otherwise obligated to maintain the confidentiality of such Confidential Information in accordance with such member of the Lender Group’s policies and procedures, (iii) as may be required by any government agency or other regulatory authority with legal authority to regulate the business and operations of any Lender or any Affiliate of a Lender so long as (if legally permitted and reasonably practicable) such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.
(c)The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The

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Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10.Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.
17.12.Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Seventh Amendment Effective Date. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:	LIVEVOX HOLDINGS, INC., a Delaware corporation By: Name: Title:

BORROWER:	LIVEVOX, INC., a Delaware corporation By: Name: Title:

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AGENT AND SOLE INITIAL LENDER:	PNC BANK, NATIONAL ASSOCIATION, a national banking association By: Name: Christopher Duranto Title: Vice President

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Schedule C-1
Commitments

Lender	Revolver Commitment	Outstanding Closing Date Term Loan, First Amendment Term Loan and Third Amendment Term Loan as of Seventh Amendment Effective Date
PNC Bank, National Association	$4,006,000.00	$46,356,586.23
Bank Hapoalim B.M.	$994,000.00	$9,737,500.77
All Lenders	$5,000,000.00	$56,094,087.00

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Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” has the meaning specified in the definition of Permitted Acquisition.
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Advisory Agreement” means the Advisory Agreement, dated as of the Closing Date, by and between Parent, Borrower, LiveVox TopCo, LLC and GGC Administration, LLC, as in effect on the Closing Date.
“Affected Lender” has the meaning specified therefor in Section 2.17(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of Section 6.10 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Liens” means the Liens granted by Parent, Borrower or their Subsidiaries to Agent under the Loan Documents and securing the Obligations.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Parent or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.
Schedule 1.1 – Page 1
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“Applicable Affiliate Transaction Documents” means the agreements to which Borrower is a party evidencing the transactions permitted pursuant to Section 6.10(l) of the Agreement.
“Applicable Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Applicable LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Applicable Margin” means (a) in the case of Swing Loans and all other Loans that are, Base Rate Loans, 3.75 percentage points (the percentage points in this subclause (a), the “Applicable Base Rate Margin”), and (b) in the case of Loans other than Swing Loans that are, in each case, LIBOR Rate Loans, 4.75 percentage points (the percentage points in this subclause (b), the “Applicable LIBOR Rate Margin”).
“Applicable Percentage” means, as applied to Excess Cash Flow for any fiscal year, (a) fifty percent (50%) if the Leverage Ratio as of the end of such fiscal year is greater than 3.5 to 1.0, (b) twenty-five percent (25%) if the Leverage Ratio as of the end of such fiscal year is equal to or less than 3.5 to 1.0 but greater than 2.5 to 1.0 and (c) zero percent (0%) if the Leverage Ratio as of the end of such fiscal year is equal to or less than 2.5 to 1.0.
“Applicable Unused Line Fee Rate” means, as of any date of determination (a) prior to April 1, 2017, 0.50% per annum and (b) on and after April 1, 2017, the per annum rate set forth in the table below that corresponds to the daily amount of Availability:

Availability Amount	Applicable Unused Line Fee Rate
Greater than or equal to 50% of the Maximum Revolver Amount	0.50%
Less than 50% of the Maximum Revolver Amount	0.25%

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that Distributions be applied pursuant to Section 2.12(a)(ii) of the Agreement or otherwise accelerate all or any material portion of the Obligations.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
“Authorized Person” means any one of the individuals identified on Schedule A-1 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent accompanied by a certificate as to the incumbency of such individual as an officer of Borrower executed by the corporate secretary or other similar officer of Borrower.
“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
“Bank Product” means any one or more of the following financial products or accommodations extended to Parent or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

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“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining or providing of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers with respect to Hedge Obligations that are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations as provided above).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.
“Bank Product Provider” means PNC or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Parent and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding. Notwithstanding the foregoing, the aggregate amount of all Bank Product Reserves outstanding at any one time when taken together with the aggregate amount of all Protective Advances then outstanding, shall not exceed Maximum Applicable Reserve.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Base Rate Loan” means each portion of the Revolving Loans or the Term Loan that bears interest at a rate determined by reference to the Alternate Base Rate.
“Beneficial Owner” shall mean, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

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“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” has the meaning specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Loan Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.
“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to 4 Section 2.12(d)(ii) of the Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) expenditures made during such period to consummate one or more Permitted Acquisitions, (d) expenditures made during such period to the extent made with the identifiable proceeds of an equity investment in Parent or any of its Subsidiaries by Sponsor which equity investment is made substantially contemporaneously with the making of the expenditure, (e) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, (f) expenditures during such period to the extent made out of the identifiable proceeds of insurance, condemnation awards, casualty awards, or property or asset sales or dispositions, (g) expenditures during such period that, pursuant to a written agreement, are reimbursable by a third Person (excluding Parent or any of its Affiliates) (provided that if such reimbursement has not been received before the end of the fiscal year when the relevant Capital Expenditure was made, such amount shall be included in Capital Expenditure calculation for the immediately succeeding fiscal year to the extent such reimbursement is not received in such immediately succeeding fiscal year), and (h) credits given to Parent or a Subsidiary with respect to used Equipment traded in contemporaneously with the purchase of new Equipment and such credits (or proceeds thereof) are applied to the purchase of such new Equipment.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cares Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Authority.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the

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date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“Certificate of Beneficial Ownership” shall mean, for the Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“Change of Control” means that:
(a)Sponsor fails to own and control, directly or indirectly, fifty-one percent (51%) or more of the Equity Interests of Public Holdco entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Public Holdco,
(b)Public Holdco fails to own and control, directly or indirectly, all of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,
(c)any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent, or
(d)Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party other than as a result of a Permitted Disposition or otherwise expressly permitted under the Agreement.
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and

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Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Closing Date” means the date of the making of the Term Loan under the Agreement.
“Closing Date Disbursement Letter” means the letter executed by the Borrower and delivered to Agent on the Closing Date directing Agent to disburse the proceeds of the Closing Date Term Loan as detailed therein.
“Closing Date Term Loan” has the meaning specified in Section 2.3 hereof.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Commitment” means, with respect to each Lender, its Revolver Commitment or its Term Loan Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Term Loan Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries identified on Schedule C-2 and any private equity fund that is an equity owner of a Competitor identified by * on Schedule C-2.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.
“Contract Rate” has the meaning specified therefor in Section 2.14(a) of the Agreement.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

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“Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
“Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Loans and the Revolving Loans) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
“Daily LIBOR Rate” means, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of the Agreement.
“Debt Reorganization Securities” means Reorganization Securities that consist of debt obligations or Disqualified Equity Interests of the reorganized debtor.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning specified therefor in Section 2.14(a) of the Agreement.
“Defaulting Lender” means any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Pro Rata Share of Loans, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuing Bank, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrower or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement; provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) of the Agreement with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes

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convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.
“Distributions” means (a) all payments made by any Loan Party on account of the Obligations, (b) all proceeds of insurance policies and awards or other payments with respect to any condemnation or similar proceeding, and (c) all proceeds of Collateral (including proceeds of Collateral received in connection with an exercise of remedies, but excluding Permitted Reorganization Securities).
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Dollars” or “$” means United States dollars.
“Drawing Date” has the meaning specified therefor in Section 2.11(d)(ii) of the Agreement.
“Earn-Outs” means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price paid for a Permitted Acquisition, including the (i) the SpeechIQ Incentive Payment, (ii) the Teckst Incentive Payment, (iii) the Engage Earn-Out and (iv) the performance bonuses or consulting payments in any related services, employment, or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow, or profits (or the like) of the underlying target.
“EBITDA” means, for any specified period, with respect to Parent and its Subsidiaries on a consolidated basis and determined in accordance with GAAP:
(a)net income (or loss) for such period,
minus
(b)without duplication and to the extent included in determining net income (or loss) for such period, the sum of:
(i)any extraordinary, unusual, or non-recurring gains,
(ii)interest income,
(iii)any software development costs to the extent capitalized during such period,
(iv)non-cash exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,
(v)income arising by reason of the application of FASB Accounting Standards Codification 805,
(vi)income from the receipt of business interruption insurance proceeds, and
(vii)non-cash gains increasing net income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus
(c)without duplication and to the extent included in determining net earnings (or loss) for such period, the sum of:

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(i)any extraordinary, unusual, or non-recurring non-cash losses,
(ii)Interest Expense (including the Unused Line Fee and Letter of Credit Fees),
(iii)tax expense based on income, profits or capital, including federal, foreign, state, local, excise, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
(iv)depreciation and amortization for such period,
(v)with respect to any Permitted Acquisition: (A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the pro forma balance sheet delivered to Agent in connection therewith in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and 141R and EITF Issue No. 01-2 (including deferred revenue), in the event that such an adjustment is required by the Loan Parties’ independent auditors, in each case, as determined in accordance with GAAP,
(vi)(A) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, stock options, stock appreciation rights, or similar arrangements) minus (B) the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss) for such period,
(vii)fees, costs and expenses incurred in connection with a Permitted Acquisition which are consistent with the sources and uses for such Permitted Acquisition provided to Agent by the Loan Parties in connection therewith, or if not consummated, not to exceed 10% of EBITDA for such period on a pro forma basis,
(viii)non-cash exchange, translation, or performance losses relating to any hedging transaction or foreign currency fluctuations,
(ix)fees and expenses for third party professionals, agents and advisors and other transaction costs and expenses incurred in connection with the closing of the Loan Documents on the Seventh Amendment Effective Date and the initial public offering and any secondary or follow-on public offering (whether or not consummated); provided, that the amount of such fees and expenses are actually incurred within 180 days of the effective date of such transaction,
(x)up to $500,000 in the aggregate for any 12-month period of payments in the nature of compensation or expense reimbursements made to members of the Loan Parties’ Board of Directors, in each case, to the extent permitted to be paid under the terms of the Agreement,
(xi)up to $250,000 in the aggregate for any 12-month period of management or other fees, expenses and reimbursements paid to Sponsor as permitted under Section 6.106.10(e) of the Agreement,
(xii)up to $300,000 in the aggregate for fees, costs and expenses incurred during the period from July 1, 2016 through December 31, 2016 in connection with consulting arrangements entered into with Bulger Partners,
(xiii)up to $100,000 in the aggregate for retention, recruiting, relocation and signing bonuses and expenses and severance costs,

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(xiv)one-time cost savings associated with synergies or reductions and/or restructurings in force made within twelve (12) months after the closing date for a Permitted Acquisition calculated on a pro-forma, adjusted basis, to the extent such cost savings are factually supportable, calculated in good faith based upon reasonable assumptions and reasonably expected to be realized within 12 months following the applicable Permitted Acquisition; provided that, if the amount of such costs savings during such period exceed the greater of $1,000,000 or seven and one-half percent (7.5%) of EBITDA for such period on a pro forma basis, then such cost savings shall be supported by a “quality of earnings” or a similar third party report, in each case, reasonably acceptable to Agent,
(xv)any amounts paid pursuant to the purchase price or net working capital adjustments, Earn-Outs or other deferred purchase payments paid pursuant to a Permitted Acquisition,
(xvi)non-cash charges,
(xvii)non-cash losses on Permitted Dispositions of fixed assets or write-downs of fixed or intangible assets,
(xviii)expenses and payments that are covered by indemnification, reimbursement, guaranty or purchase price adjustment provisions in any agreement entered into by Parent or any of its Subsidiaries to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, guaranty or acquisition agreement during such period,
(xix)the aggregate amount of expenses or losses incurred by Parent or one of its Subsidiaries relating to business interruption to the extent covered by insurance provided by an unaffiliated insurance company and actually reimbursed or otherwise paid to Parent or such Subsidiary during such period, and
(xx)any amounts actually paid (and permitted to be paid under the Agreement) with respect to the repurchase of any Equity Interests of Parent from former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of Parent which are expensed as compensation for such parties in Parent’s consolidated financial statements.
For the purposes of calculating EBITDA for any period of 12 consecutive months (each, a “Reference Period”) for any purpose other than determining Excess Cash Flow, (a) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, so long as such adjustments (i) are recommended by any due diligence financial review conducted by financial advisors or accountants retained by Borrower, (ii) are on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, or (iii) are reasonably acceptable to Agent acting in good faith)as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
“ECF Threshold Amount” has the meaning specified therefor in Section 2.12(d)(vi) of the Agreement.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in

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Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided, that, except pursuant to Section 13.1(a)(ii)(B), no Sponsor Affiliated Entity shall qualify as an Eligible Transferee.
“Engage Acquisition” shall mean the transactions contemplated by the Engage Acquisition Agreement.
“Engage Acquisition Agreement” means that certain Unit Purchase Agreement, dated as of the Sixth Amendment Date, by and among Borrower, the Engage Sellers and Kyle F. Hanson, solely in the capacity of the Seller Rep (as defined therein).
“Engage Acquisition Documentation” shall mean, collectively, the Engage Acquisition Agreement and all schedules, exhibits and annexes thereto, all amendments, waivers and modifications thereto, and all material agreements, instruments, and documents relating to the Engage Acquisition executed by any Loan Party (or any of their Affiliates or Subsidiaries) and affecting the terms thereof or entered into by any Loan Party (or any of their Affiliates or Subsidiaries) in connection therewith.
“Engage Acquisition Agreement Representations” shall mean the representations and warranties made by the Engage Sellers (or any of their Affiliates or Subsidiaries) in the Engage Acquisition Agreement to the extent that Borrower (or any of its Affiliates or Subsidiaries) has the right not to consummate the Engage Acquisition or the right to terminate (or cause the termination of) such Person’s obligations under the Engage Acquisition Agreement (giving effect to materiality qualifiers contained in the Engage Acquisition Agreement) as a result of a breach of such representations in the Engage Acquisition Agreement.
“Engage Earn-Out” shall mean that certain Earn-Out, made by the Borrower in favor of the Engage Sellers in accordance with Section 2.5 of the Engage Acquisition Agreement.
“Engage Earn-Out Equity Offset” means, with respect to any payment of the Engage Earn-Out, the extent to which (x) such payment is funded with cash proceeds of equity contributions or any issuance of equity interests that are not prohibited under this Agreement or cash proceeds of Permitted Indebtedness or (y) within three (3) months following the date of such payment, Borrower receives cash proceeds of equity contributions or any issuance of equity interests that are not prohibited under this Agreement.
“Engage PPP Lender” means the “PPP Lender,” as defined in the Engage Acquisition Agreement.
“Engage PPP Loan” means the “PPP Loan,” as defined in the Engage Acquisition Agreement.
“Engage PPP Loan Documents” shall mean, collectively, the “PPP Loan Note,” as defined in the Engage Acquisition Agreement, and all of the other agreements, documents and instruments executed and delivered in connection with or related to the Engage PPP Loan.
“Engage PPP Loan Escrow Agreement” means the PPP Loan Escrow Agreement (as defined in the Engage Acquisition Agreement).
“Engage Sellers” shall mean the Sellers (as defined in the Engage Acquisition Agreement).
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto

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any facilities which received Hazardous Materials generated by Borrower, any Subsidiary of Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Equity Reorganization Securities” means Reorganization Securities which are not Debt Reorganization Securities.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP the result of:
(a)TTM EBITDA,
plus
(b)the sum of

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(i)foreign, United States, state, or local tax refunds paid in cash,
(ii)cash interest income, and
(iii)post-closing Purchase Price adjustments received in cash during such period in connection with a Permitted Acquisition, and
(iv)the amount of any decrease in Net Working Capital for such period; provided that, notwithstanding the foregoing, in the event that any Loan Party consummates a Permitted Acquisition during such fiscal period, the decrease in Net Working Capital included in such calculation for the target of such Permitted Acquisition shall be the decrease in Net Working Capital for such target for the period from the date of consummation of such Permitted Acquisition to the end of such fiscal period, minus
(c)the sum of
(i)the cash portion of Interest Expense (including the Unused Line Fee and Letter of Credit Fees),
(ii)the cash portion of taxes (based on income, profits or capital, including federal, foreign, state, local, excise, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority)) paid during such period,
(iii)all scheduled and voluntary principal payments of Indebtedness permitted under the Agreement during such period, excluding voluntary prepayments in respect of the Term Loan,
(iv)the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.12(d)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,
(v)up to $250,000 in the aggregate for any 12-month period of management or other fees, expenses and reimbursements paid to Sponsor as permitted under Section 6.106.10(e) of the Agreement,
(vi)cash payments made in respect of Permitted Acquisitions (in each case, to the extent such payments are not made with the proceeds of Indebtedness (other than Revolving Loans) or equity contributions made by Sponsor),
(vii)fees, costs, and expenses paid in cash during such period and incurred in connection with a Permitted Acquisition which were added back to net income (or loss) under clause (c)(vii) of the definition of EBITDA for such period,
(viii)payments in cash in the nature of compensation or expense reimbursements made to board members, in each case, to the extent added back to net income (or loss) under clause (c)(x) of the definition of EBITDA for such period,
(ix)any cash amounts actually paid with respect to the repurchase of any Equity Interests of Parent from former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) of Parent which are expensed as compensation for such parties in Parent’s consolidated financial statements, not to exceed the amount permitted in Section 6.7(a) of the Agreement
(x)the cash portion of one-time cost savings associated with synergies or reductions and/or restructurings in force made within twelve (12) months after the closing date for a Permitted Acquisition, in

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each case to the extent added back to net income (or loss) under clause (c)(xiv) of the definition of EBITDA for such period,
(xi)the amount of any increase in Net Working Capital for such period; provided that, notwithstanding the foregoing, in the event that any Loan Party consummates a Permitted Acquisition during such fiscal period, the increase in Net Working Capital included in such calculation for the target of such Permitted Acquisition shall be the increase in Net Working Capital for such target for the period from the date of consummation of such Permitted Acquisition to the end of such fiscal period, and
(xii)any non-cash purchase accounting adjustments with respect to a Permitted Acquisition added to net income (or loss) pursuant to clause (c)(v) of the definition of EBITDA.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Deposit and Securities Accounts” has the meaning specified therefor in the Guaranty and Security Agreement.
“Excluded Domestic Subsidiary” means any Domestic Subsidiary of a Grantor all the assets of which consist of the equity of a Foreign Subsidiary that is a CFC and de minimis assets incidental thereto, and all of the business activities consist of owning such stock and stock equivalents and activities incidental thereto, whose guaranty of the Obligations (or grant of security with respect thereto or pledge of stock of such Domestic Subsidiary) under this Credit Agreement could reasonably be expected to result in a material adverse tax effect to any Loan Party under Section 956 of the IRC.
“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with (or cure, if applicable) the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Fee Letter” means, individually and collectively, as the context may require, that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent, in each case in form and substance reasonably satisfactory to Agent, as the same may be amended, amended and restated, modified or supplemented from time to time.
“Federal Funds Effective Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of

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New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.
“Fifth Amendment” means that certain Consent and Fifth Amendment to Credit Agreement, dated as of the Fifth Amendment Effective Date.

“Fifth Amendment Effective Date” means January 13, 2021.

“First Amendment” means that certain First Amendment to Credit Agreement, dated as of the First Amendment Effective Date.

“First Amendment Effective Date” has the meaning specified in the First Amendment.

“First Amendment Fee Letter” means that certain fee letter, dated as of February 28, 2018, between Parent, Borrower and Agent.

“First Amendment Term Loan” has the meaning specified in Section 2.3 hereof.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Subsidiary” means each Subsidiary which is organized under the laws of a jurisdiction other than the United States of America (excluding any territory thereof) or any state thereof or the District of Columbia.
“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date.
“Fourth Amendment Effective Date” means December 18, 2019.
“Funded Debt” means, with respect to Parent and its Subsidiaries on a consolidated basis determined on a consolidated basis in accordance with GAAP, without duplication, all Indebtedness for borrowed money, Indebtedness evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, without limitation, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided, however, that for purposes of

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determining the amount of Funded Debt with respect to (a) the Obligations, the amount of Funded Debt shall be equal to the sum of (i) the outstanding Term Loan as of the date of determination, plus (ii) the quotient of (A) the Revolver Usage for each day of the most recently ended fiscal quarter, divided by (B) the number of such days in such fiscal quarter and (b) Indebtedness consisting of Earn-Outs (solely to the extent not paid within three (3) Business Days of becoming earned, due and payable), such amount shall, for purposes hereof, include secured and unsecured amounts. For the avoidance of doubt, Funded Debt shall include the SpeechIQ Incentive Payment, the SpeechIQ Holdback, the Teckst Incentive Payment and Teckst Holdback. Notwithstanding the forgoing, Funded Debt shall not include the Engage Earn-Out or the Engage PPP Loan.
“Funding Account” shall mean the deposit account of Borrower established with PNC for purposes of receiving proceeds of Loans.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Golden Gate” means Golden Gate Private Equity, Inc., a Delaware corporation, and/or one or more of the investment funds managed by it.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means (a) each Subsidiary of Parent (other than a Subsidiary that is a CFC or an Excluded Domestic Subsidiary), (b) Parent, (c) LiveVox International Guarantor, (d) SpeechIQ Guarantor, (e) Engage Guarantor and (f) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement.
“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means (a) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code and (b) any agreement entered into by Parent and/or any of its Subsidiaries with a Hedge Provider with respect to (i) foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency and/or (ii) interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar

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transactions entered into in order to provide protection to, or minimize the impact upon, Parent or such Subsidiary of increasing floating rates of interest applicable to Indebtedness.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Parent or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means PNC or any of its Affiliates.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation. Notwithstanding anything to the contrary set forth in this definition of Indebtedness or otherwise, Earn-Outs shall only be included as Indebtedness for all purposes hereunder (including for the purpose of calculating any financial ratio) to the extent a specific dollar amount has been determined to be earned and the same has not been paid within three (3) Business Days of the same becoming due and payable.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means, any Taxes other than Excluded Taxes.
“Ineligible Institution” means the Persons identified on Schedule I-1.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of its Subsidiaries each of the other Loan Parties, and Agent, the form and substance of which is reasonably satisfactory to Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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“Interest Period” means the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IP Reporting Certificate” means the certificate in the form attached to the Agreement as Exhibit I-1.
“IPO” means the first underwritten public offering by Parent (or its direct or indirect parent company) of Equity Interests in Parent (or in its direct or indirect parent company, as the case may be) after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Issuer Document” means, with respect to any Letter of Credit, a Letter of Credit Application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means PNC or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.
“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Loan Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Loan Lender), Agent and Bank Product Providers, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to the Loan Parties and any applicable Affiliates thereof, (d) Agent’s and Issuing Bank’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise) or the issuing of Letters of Credit, together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Agent (limited to one primary outside counsel and, if applicable, local counsel in each applicable jurisdiction), to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) financial

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examination, appraisal, and valuation fees on the terms set forth herein and reasonable out-of-pocket expenses of Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.15(c) of the Agreement, (h) Agent’s reasonable out-of-pocket costs and expenses (including reasonable documented attorneys’ fees of outside counsel (limited to one primary outside counsel and, if applicable, local counsel in each applicable jurisdiction) and the fees and expenses of in-house attorneys to the extent incurred in connection with matters for which outside counsel is not also engaged) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees of outside counsel (limited to one primary outside counsel and, if applicable, local counsel in each applicable jurisdiction) and the fees and expenses of in-house attorneys to the extent incurred in connection with matters for which outside counsel is not also engaged) and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys’, accountants’, consultants’, and other advisors’ fees and expenses, but excluding the fees and expenses of in-house attorneys to the extent incurred in connection with matters for which outside counsel is also engaged) incurred in terminating, enforcing (including attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents, but excluding the fees and expenses of in-house attorneys to the extent incurred in connection with matters for which outside counsel is also engaged and limited to one primary outside counsel and, if applicable, local counsel in each applicable jurisdiction), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and its and their respective officers, directors, employees, attorneys, and agents.
“Letter of Credit Application” shall have the meaning set forth in Section 2.11(b) of the Agreement.
“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.11(d)(iv) of the Agreement.
“Letter of Credit Fees” shall have the meaning set forth in Section 2.14(b) of the Agreement.
“Letter of Credit Sublimit” means $1,500,000.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11 of the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the Maximum Undrawn Amount of all then outstanding Letters of Credit, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the Maximum Undrawn Amount of all then outstanding Letters of Credit (it being understood that the Letter of Credit Fees set forth in the

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Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letters of Credit” shall have the meaning set forth in Section 2.11(a)(i) of the Agreement.
“Leverage Ratio” means, with respect to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, for any date of determination, the ratio of (a) Funded Debt as of such date of determination to (b) EBITDA for the most recently ended LTM period.
“LIBOR Alternate Source” has the meaning set forth in the definition of LIBOR Rate.
“LIBOR Rate” for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or, if not available from Bloomberg, the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be presumed conclusive absent manifest error.
“LIBOR Rate Loan” means each portion of a Revolving Loan or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Limited Condition Acquisition” means any Permitted Acquisition or Permitted Investment by a Loan Party the consummation of which is not conditioned on the availability of, or on obtaining, third party financing which Limited Condition Acquisition shall have been consummated within 180 days after the definitive agreement for such Limited Condition Acquisition is executed.
“Liquidity” means, as of any date of determination, the sum of Availability and Qualified Cash.
“Loan” means each extension of credit made (or to be made) under the Agreement, including the Revolving Loans, the Term Loan, Swing Loans, Protective Advances and Letters of Credit.
“Loan Account” has the meaning specified therefor in Section 2.10 of the Agreement.
“Loan Documents” means the Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the First Amendment Fee Letter, the

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Seventh Amendment Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Notes and any other notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent or any of its Subsidiaries and (or in favor of) any member of the Lender Group in connection with the Agreement.
“Loan Party” means Borrower or any Guarantor.
“LTM Period” means, as of any date of determination, the period of four (4) consequence fiscal quarters recently ended for which financial statements required by Section 5.1 have been (or were not required to be) delivered hereunder.
“Management Incentive Documentation” means (i) that certain Amended and Restated Limited Liability Company Agreement, by and among Golden Gate Capital Opportunity Fund, L.P., Golden Gate Capital Opportunity Fund-A, L.P., GGCOF Third-Party Co-Invest, L.P., GGCOF Executive Co-Invest, L.P., GGCOF IRA Co-Invest, L.P. and the other parties deemed signatory thereto (the “LiveVox TopCo LLC Agreement”), and (ii) those certain Letters Regarding Cancellation Of Value Creation Incentive Plan Grant, by and between Borrower and the other parties signatory thereto.
“Management Incentive Unit Agreements” means those certain Management Incentive Unit Agreements, by and between LiveVox TopCo, LLC, a Delaware limited liability company, and the other parties signatories thereto.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of an amount equal to 10% or more of projected Recurring Revenue for the 12 months immediately after the date of determination (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) (ii) the Advisory Agreement, (iii) the Applicable Affiliate Transaction Documents, and (iv) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Maturity Date” means December 31, 2025.
“Maximum Applicable Reserve” has the meaning specified therefor in Section 2.1(b)(i) of the Agreement.
“Maximum Revolver Amount” means $5,000,000.
“Maximum Swing Loan Advance Amount” means $500,000.

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“Maximum Undrawn Amount” means, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Merger Agreement” shall have the meaning set forth in the Fifth Amendment.

“Merger Documentation” means the Merger Agreement and any Transaction Agreements (as defined in the Merger Agreement) executed on the date of the Merger Agreement.

“Merger Documentation Representations” shall mean the representations and warranties made by Public Holdco, First Merger Sub (as defined in the Fifth Amendment) and Second Merger Sub (as defined in the Fifth Amendment) (or any of their Affiliates or Subsidiaries) in the Merger Agreement to the extent that Parent (or any of its Affiliates or Subsidiaries) has the right not to consummate the Mergers (as defined in the Fifth Amendment) or the right to terminate (or cause the termination of) such Person’s obligations under the Merger Agreement (giving effect to materiality qualifiers contained in the Merger Agreement) as a result of a breach of such representations in the Merger Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Parent or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Net Cash Proceeds” means:
(a)with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction, other than fees payable under the Advisory Agreement permitted by Section 6.10(f); and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.12(d) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and
(b)with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash,

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actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction, other than fees payable under the Advisory Agreement permitted by Section 6.10(f) of the Agreement.
“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Non-Defaulting Lender” means each Revolver Lender other than a Defaulting Lender.
“Notes” means the Revolving Loan Notes, the Swing Loan Note and the Term Loan Notes, in each case as amended, supplemented, restated, amended and restated, or otherwise modified from time to time, and “Note” means any of them.
“Obligations” means (a) all Loans, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the Term Loan, (ii) interest accrued on the Revolving Loans and the Term Loan, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Other Taxes” has the meaning set forth in Section 16.1.
“Parent” has the meaning specified therefor in the preamble to the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Participation Advance” shall have the meaning set forth in Section 2.11(d)(iv) of the Agreement.
“Participation Commitment” means the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Pro Rata Share (subject to any reallocation pursuant to Section

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2.9(b)(iii) of the Agreement) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) of the Agreement and in the Letters of Credit issued as provided for in Section 2.11(d)(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
“Payment Office” means, initially, Two Tower Center Boulevard, East Brunswick, New Jersey 08816 and such bank account of Agent designated to Borrower; thereafter, such other office and/or account of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.
“Permitted Acquisition” means any acquisition of (i) all or substantially all of the Equity Interests of any Person, or (ii) all or substantially all of the assets of any Person (or of a line of business or division of such an entity) (an “Acquisition”) made by a Loan Party (or by a Subsidiary thereof) so long as:
(a)immediately prior to, and after giving effect to, such Acquisition, Liquidity is and would not be less than $8,000,000,
(b)subject to Section 1.7, no Default or Event of Default shall have occurred and be continuing at the time such Acquisition is consummated or would immediately arise after giving pro forma effect to such Acquisition,
(c)such Acquisition is consensual (other than in connection with a bankruptcy court approved sale),
(d)no Indebtedness would be incurred, assumed or would otherwise exist after giving pro forma effect to such Acquisition other than Permitted Indebtedness, and no Liens will be incurred, assumed or would otherwise exist after giving pro forma effect to such Acquisition other than Permitted Liens,
(e)the applicable Loan Party has provided Agent with written confirmation, supported by reasonably detailed calculations and otherwise in form satisfactory to Agent, that, on a pro forma basis after giving effect to such Acquisition (and to any Indebtedness incurred, continuing to exist or assumed in connection therewith), Parent and its Subsidiaries on a consolidated basis would have been in compliance with the then-applicable covenants set forth in Section 7 of the Agreement as of the end of the fiscal quarter ended immediately prior to the consummation of the proposed Acquisition (calculated on a pro-forma basis as though such Acquisition had been consummated on the first day of the applicable fiscal measurement period for each such applicable financial covenant),
(f)upon Agent’s reasonable request with respect any Acquisition for which the purchase consideration (including the amount of expected Earnout Obligations (determined as of the date of such Acquisition in accordance with GAAP)) but excluding (x) any working capital adjustments and (y) any portion of the purchase consideration paid or consisting of Equity Interests of a Parent or any of its parent entities (other than Disqualified Equity Interests of a Parent) or the cash proceeds from the sale of such Equity Interests) is greater than $10,000,000, subject to Agent executing customary non-reliance letters, the applicable Loan Party has provided Agent with its due diligence package relative to the proposed Acquisition, including available historical balance sheets, profit and loss statements, and cash flow statements of the Person or with respect to the assets to be acquired and forecasted, for the four fiscal quarter period ending one year after the date such Acquisition is to be consummated, balance sheets, profit and loss statements, and cash flow statements of the Person or with respect to the assets to be acquired, all prepared on a basis consistent with GAAP and the historical financial statements of such Person or relating to such

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assets, and in the case of such forecasted statements, together with supporting details and a statement of underlying assumptions,
(g)the applicable Loan Party has provided Agent with (i) written notice of the proposed Acquisition at least two (2) Business Days (or such shorter period as Agent may consent to) prior to the date such Acquisition is to be consummated and (ii) prior to time such Acquisition is to be consummated, copies of the acquisition agreement and other material documents relative to such Acquisition,
(h)with respect to any Acquisition, (i) the assets being acquired are located within the United States or (ii) the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States; provided that the Loan Parties and their Subsidiaries can acquire assets located outside of the United States and Equity Interests of Persons organized in a jurisdiction not located within the United States so long as the aggregate purchase consideration amount, including deferred payment obligations (including the amount of expected Earnout Obligations (determined as of the date of such Acquisition in accordance with GAAP)) but excluding (x) any working capital adjustments and (y) any portion of the purchase consideration paid or consisting of Equity Interests of a Parent or any of its parent entities (other than Disqualified Equity Interests of a Parent) or the cash proceeds from the sale of such Equity Interests, paid by the Loan Parties does not exceed, so long as Liquidity is an amount equal to or greater than $40,000,000, an amount equal to $70,000,000 (less the permitted expenses made under clause (k)(y) of “Permitted Investments”) in the aggregate during the term of this Agreement,
(i)[reserved],
(j)after giving effect to such Acquisition, Parent and its Subsidiaries would remain in compliance with Section 6.5 and Section 6.13 of the Agreement, and
(k)the applicable Loan Party (or any Subsidiary thereof that is required to become a Loan Party) shall comply with Section 5.11 of the Agreement within the time periods set forth therein and with respect to any such Subsidiary of a Loan Party that is required to become a Loan Party, such Subsidiary shall satisfy, in a manner reasonably acceptable to Agent, customary PATRIOT Act requirements within the time periods set forth in Section 5.11; and
(l)with respect to all Permitted Acquisitions (including, for the avoidance of doubt, any Permitted Acquisition using the limitations set forth in clause (h) above), the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations (including the amount of expected Earnout Obligations (determined as of the date of such Acquisition in accordance with GAAP)) but excluding (x) any working capital adjustments and (y) any portion of the purchase consideration paid or consisting of Equity Interests of a Parent or any of its parent entities (other than Disqualified Equity Interests of a Parent) or the cash proceeds from the sale of such Equity Interests), shall not exceed the greater of (I) $110,000,000 in the aggregate during the term of this Agreement or (II) so long as Liquidity is an amount equal to or greater than $8,000,000.
For the avoidance of doubt, each of the SpeechIQ Acquisition and the Engage Acquisition shall be deemed to be a “Permitted Acquisition” for all purposes under this Agreement.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured commercial lender) business judgment.
“Permitted Dispositions” means:
(a)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent and its Subsidiaries,
(b)sales of inventory to buyers in the ordinary course of business,

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(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)the granting of Permitted Liens,
(f)the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)any involuntary loss, damage or destruction of property,
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,
(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,
(k)(i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(m)the making of Permitted Investments,
(n)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from Parent or any of its Subsidiaries (other than Borrower) to a Loan Party (other than Parent), and (ii) from any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent,
(o)dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets and at least 75% payable in cash, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition, and
(p)sales or dispositions of assets (other than Equity Interests of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (n) above so long as made at fair market value (and at least 75% payable in cash) and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $750,000.
“Permitted Holders” means each of (a) Sponsor, (b) Public Holdco, (c) managers and members of management (including board members and senior advisors) of Public Holdco or its Subsidiaries that have ownership interests in Public Holdco, (d) any other beneficial owner in the common equity of Parent as of the Fifth Amendment Effective Date and (e) any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange

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Act) of which any of the Persons described in clauses (a), (c) or (d) above are members (provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a), (c) and (d) above, collectively, (x) beneficially own Equity Interests representing 50% or more of the total voting power of the Equity Interests of Public Holdco then held by such group and (y) have the power, directly or indirectly, to direct or cause the direction of the management and policies, whether by ownership or general partnership (and not by contract), of such group; provided, further, that such group shall not include any of Sponsor’s portfolio companies).
“Permitted Indebtedness” means:
(a)Indebtedness evidenced by the Agreement or the other Loan Documents,
(b)Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)endorsement of instruments or other payment items for deposit,
(e)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)unsecured Indebtedness of Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 6 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 6 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 6 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of cash prior to the date that is 6 months after the Maturity Date, and (vii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and any Refinancing Indebtedness with respect thereto,
(g)Acquired Indebtedness in an amount not to exceed $750,000 outstanding at any one time, and any Refinancing Indebtedness with respect thereto,
(h)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,
(i)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)the incurrence by Parent or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,

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(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services,
(l)unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $7,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $750,000 at any one time outstanding, (ii) is not cash payable before 6 months after the Maturity Date and is otherwise subordinated to the Obligations on terms and conditions reasonably acceptable to Agent, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,
(n)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o)Indebtedness composing Permitted Investments,
(p)unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)unsecured Indebtedness of Borrower or its Subsidiaries in respect of (i) the SpeechIQ Holdback, (ii) the SpeechIQ Incentive Payment, (iii) the Teckst Holdback, (iv) the Teckst Incentive Payment, (v) the Engage Earn-Out and (vi) Earn-Outs owing to sellers of assets or Equity Interests to Borrower or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as solely in the case of this sub-clause (vi) (A) such unsecured Indebtedness is subordinated to the Obligations on terms and conditions acceptable to Agent and (B) such unsecured Indebtedness is otherwise on terms and conditions reasonably acceptable to Agent,
(r)Indebtedness in an aggregate outstanding principal amount not to exceed $750,000 at any time outstanding for all Subsidiaries of Parent that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
(s)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(t)the Engage PPP Loan, so long as any potential amount owing with respect to the Engage PPP Loan is fully funded pursuant to an escrow arrangement reasonably satisfactory to the Agent (the Agent hereby acknowledges and agrees that the escrow arrangement shall be in place on the Sixth Amendment Effective Date is satisfactory to the Agent);
(u)Indebtedness incurred by a non-Loan Party in respect of a working capital facility or the benefit of such non-Loan Party in an aggregate amount not to exceed $3,000,000, and
(v)unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent of the Equity Interests of Parent that have been issued to such Persons pursuant to the terms of the Management

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Incentive Documentation, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed (A) during the fiscal year ending December 31, 2019, $11,000,000, (B) during the fiscal year ending December 31, 2020, $5,500,000 and (C) all other times, $0, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent.
“Permitted Intercompany Advances” means loans or advances constituting Indebtedness made by (a) a Loan Party to another Loan Party other than Parent, (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such loans or advances (by type, not by the borrower) does not exceed 2,000,000 outstanding at any one time, (ii) at the time of the making of such loan or advance, no Event of Default has occurred and is continuing or would result therefrom, and (iii) Borrower has Liquidity of $2,500,000 or greater immediately after giving effect to each such loan or advance.
“Permitted Investments” means:
(a)Investments in cash and Cash Equivalents,
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)advances made in connection with purchases of goods or services in the ordinary course of business,
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date, and/or the Third Amendment Effective Date, as applicable, and set forth on Schedule P-1 to the Agreement,
(f)guarantees permitted under the definition of Permitted Indebtedness,
(g)Permitted Intercompany Advances,
(h)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j)non-cash loans and advances to current or former employees, officers, and directors (or successors in interest to any of the foregoing) of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent not to exceed $750,000 at any one time,
(k)(x) Permitted Acquisitions, (y) Investments in any Subsidiary that is not a Loan Party existing under the laws of Canada, the Cayman Islands, England, Wales, Scotland, Ireland, France, Germany, India, Jersey, Israel, Luxembourg, Norway, Spain, Sweden or any other additional jurisdiction reasonably agreed to by Agent solely used to consummate Permitted Acquisitions or to fund the administrative, general corporate and operating expenses of such non-Loan Party and its Subsidiaries in an aggregate amount, together with the amount of

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all non-U.S. Permitted Acquisitions consummated, not to exceed the amount available to consummate Permitted Acquisitions pursuant to clause (h)(ii) of the definition thereof, and (z) Investments in newly formed Subsidiaries solely for the purposes of consummating a Permitted Acquisition, which amount is actually applied by such Subsidiary to consummate such Permitted Acquisition substantially concurrently with the making of such Investment,
(l)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),
(m)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $3,000,000, and
(q)Investments made entirety with Qualified Equity Contributions.
“Permitted Liens” means:
(a)Liens granted to, or for the benefit of, Agent to secure the Obligations,
(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,
(d)Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and/or the Third Amendment Effective Date, as applicable, and any Refinancing Indebtedness in respect thereof,
(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

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(h)Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance,
(i)Liens on amounts deposited to secure Parent’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, and leases, the performance under government contracts, and statutory obligations, in each case in the ordinary course of business and not in connection with the borrowing of money,
(j)Liens on amounts deposited to secure Parent’s and its Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,
(k)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
(o)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)Liens assumed by Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s)Liens on cash and Cash Equivalents maintained in Deposit Accounts or Securities Accounts of Parent or any Subsidiary that secure Permitted Indebtedness incurred by such Person and as to which the aggregate amount of the obligations secured thereby does not exceed $750,000 outstanding at any time, and
(t)Liens securing obligations permitted under clause (u) of the definition of “Permitted Indebtedness” not exceeding $3,000,000.
“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

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“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $7,000,000.
“Permitted Term Out Fee” means payment, pursuant to the Advisory Agreement, of a fee in lieu of the annual management fee otherwise due thereunder, equal to the amount of such annual management fee that would have been paid over the then remaining term of the Advisory Agreement so long as (a) such fee is paid upon the consummation of an IPO, (b) no Default or Event of Default has occurred and is continuing or would result therefrom, (c) after giving pro forma effect to such payment the Loan Parties would be in compliance with the applicable covenants set forth in Section 7 as of the most recently ended fiscal quarter and (d) except to the extent such payment is made with proceeds of such IPO, after taking into account all such payments to be made on such date, the Loan Parties would have Liquidity of at least $5,000,000.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means a confirmed plan of reorganization or similar dispositive restructuring plan affecting creditors’ rights generally pursuant to an Insolvency Proceeding.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“PNC” means PNC Bank, National Association, a national banking association.
“PPP Program” shall mean the “Paycheck Protection Program” added to Section 7(a) of the Small Business Act, as enacted pursuant to the terms of Title 1 (Keeping American Workers Paid and Employed Act) of the CARES Act and administered by the SBA.
“Projections” means Parent’s consolidated forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,
(c)with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all

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Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and
(d)with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the sum of the Term Loan Exposure of such Lender plus the Revolving Loan Exposure of such Lender by (ii) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures and Term Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures and Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
“Protective Advances” has the meaning specified therefor in Section 2.1(b)(i) of the Agreement.
“Public Holdco” means LiveVox Holdings, Inc., a Delaware corporation (f/k/a Crescent Acquisition Corp.)
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Published Rate” means the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by Agent).
“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by Parent or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States; provided, that so long as Borrower is in compliance with Section 5.14 of the Agreement, until the 90th day after the Closing Date, all unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries that are required to become subject to Control Agreements or closed under Section 5.14 of the Agreement shall constitute Qualified Cash.
“Qualified Equity Contribution” means an investment of Qualified Equity Interests.
“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by Parent or its Subsidiaries after the Closing Date.

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“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Recipient” has the meaning set forth in Section 16.2(e) of the Agreement.
“Recurring Revenues” means, with respect to any period, all customer license-based or usage-based revenue attributable to the software owned, licensed or maintained by Borrower or its Subsidiaries which shall include, for the avoidance of doubt, all minute-based charges, text messaging revenue, call-based charges, local caller ID packages, agent-leg minutes, agent recurring charges, call recording charges, telco charges and any similar recurring fees from the Applicable Affiliate Transaction Documents.
“Reference Period” has the meaning set forth in the definition of EBITDA.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Reimbursement Obligation” has the meaning specified therefor in Section 2.11(d)(ii) of the Agreement.
“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

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“Reorganization Securities” means any notes, equity interests, or other securities (whether debt, equity, or otherwise) issued by a reorganized debtor that are distributed pursuant to a Plan on account of the Obligations in any Insolvency Proceeding of a Loan Party.
“Replacement Lender” has the meaning specified therefor in Section 2.17(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.
“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) subject to Section 13.1(k) of the Agreement, any portion of the Revolving Loan Exposure or Term Loan Exposure held by Sponsor Affiliated Entities shall not be included in the calculation of “Required Lenders”.
“Reserve Percentage” means as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, and (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to Exhibit A to the Seventh Amendment or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Loans, other than the Term Loan, plus (b) the Maximum Undrawn Amount of all then outstanding Letters of Credit.
“Revolving Interest Rate” means (a) with respect to Loans, other than the Term Loan, that are, in each case, Base Rate Loans, an interest rate per annum equal to the sum of the Applicable Base Rate Margin plus the Alternate Base Rate and (b) with respect to Revolving Loans that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable LIBOR Rate Margin plus the greater of (i) the LIBOR Rate and (ii) 1.00%.
“Revolving Lender” means a Lender that has a Revolving Loan Commitment or Participation Commitment or that has an outstanding Revolving Loan.
“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Loans (other than the Term Loan) of such Lender and such Lender’s Participation Commitment with respect to then outstanding Letters of Credit.

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“Revolving Loan Note” has the meaning specified in Section 2.1(a) of the Agreement.
“Revolving Loans” means the Loans made under Section 2.1(a) of the Agreement.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (which, as of the date of the Credit Agreement, include Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Second Amendment” means that certain Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” means May 6, 2019.

“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Settlement” has the meaning specified therefor in Section 2.6(d) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.6(d) of the Agreement.
“Seventh Amendment” means that certain Seventh Amendment to Credit Agreement, dated as of the Seventh Amendment Effective Date.
“Seventh Amendment Effective Date” has the meaning specified in the Seventh Amendment.
“Seventh Amendment Fee Letter” means that certain Second Amended and Restated Fee Letter, dated as of the Seventh Amendment Effective Date, by and between Borrower and Agent.
“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of

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all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event of Default” means an Event of Default under Section 8.1 (including, without limitation, due to a failure to pay any of the Obligations upon the acceleration thereof), Section 8.4 or Section 8.5 of the Agreement.
“SpeechIQ Acquisition” shall mean the transactions contemplated by the SpeechIQ Acquisition Agreement.
“SpeechIQ Acquisition Agreement” shall mean the Unit Purchase Agreement, dated on or about the Third Amendment Effective Date, by and among Borrower, SpeechIQ Sellers and Kyle F. Hanson, solely in the capacity of the Seller Rep (as defined therein).
“SpeechIQ Acquisition Documentation” shall mean, collectively, the SpeechIQ Acquisition Agreement and all schedules, exhibits and annexes thereto, all amendments, waivers and modifications thereto, and all material agreements, instruments, and documents relating to the SpeechIQ Acquisition executed by any Loan Party (or any of their Affiliates or Subsidiaries) and affecting the terms thereof or entered into by any Loan Party (or any of their Affiliates or Subsidiaries) in connection therewith.
“SpeechIQ Acquisition Agreement Representations” shall mean the representations and warranties made by the SpeechIQ Sellers (or any of their Affiliates or Subsidiaries) in the SpeechIQ Acquisition Agreement to the extent that Borrower (or any of its Affiliates or Subsidiaries) has the right not to consummate the SpeechIQ Acquisition or the right to terminate (or cause the termination of) such Person’s obligations under the SpeechIQ Acquisition Agreement (giving effect to materiality qualifiers contained in the SpeechIQ Acquisition Agreement) as a result of a breach of such representations in the SpeechIQ Acquisition Agreement.
“SpeechIQ Holdback” shall mean that unsecured obligation owing by Borrower to the SpeechIQ Sellers to pay the amount pursuant to Section 7.9 of the SpeechIQ Acquisition Agreement, in an aggregate amount not to exceed $1,200,000.
“SpeechIQ Incentive Payment” shall mean that unsecured obligation owing by Borrower to management or any other employees, as applicable, to make an incentive payment pursuant to the SpeechIQ Acquisition Agreement, in an aggregate amount not to exceed $1,000,000.
“SpeechIQ Sellers” shall mean the Sellers (as defined in the SpeechIQ Acquisition Agreement).
“Sponsor” means Golden Gate Capital.
“Sponsor Affiliated Entity” means Sponsor or any of its Affiliates (other than Loan Parties or their Subsidiaries and other than operating portfolio companies of Sponsor and its Affiliates.
“Subordinated Indebtedness” means any unsecured Indebtedness of Parent or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to any cash payments, scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations”), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power

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to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Swing Loan Lender” means PNC or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Loan Lender under Section 2.4) of the Agreement.
“Swing Loans” has the meaning specified therefor in Section 2.4(a) of the Agreement.
“Swing Loan Note” has the meaning specified in Section 2.4(a) of the Agreement.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
“Tax Group” has the meaning specified therefor in Section 6.7(c) of the Agreement.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Teckst Acquisition Agreement” shall mean the Asset Purchase Agreement, dated as of October 16, 2019, by and among Borrower and Teckst, Inc., a Delaware corporation.
“Teckst Holdback” shall mean that unsecured obligation owing by Borrower to Teckst Seller to make a holdback adjustment pursuant to the Teckst Acquisition Agreement, in an aggregate amount not to exceed $450,000.
“Teckst Incentive Payment” shall mean that unsecured obligation owing by Borrower to management or any other employees, as applicable, to make a management incentive payment pursuant to the Teckst Acquisition Agreement, in an aggregate amount not to exceed $1,000,000.
“Teckst Seller” means Teckst, Inc., a Delaware corporation.
“Term Loan” has the meaning specified therefor in Section 2.3 of the Agreement.
“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to Exhibit A to the Seventh Amendment and in case as may have been adjusted by an Assignment and Acceptance pursuant to which such Lender became a Lender, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Third Amendment Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Third Amendment Term Loan, the outstanding principal amount of the Term Loan held by such Lender.
“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.
“Term Loan Note” has the meaning specified in Section 2.3 of the Agreement.
“Term Loan Rate” means (a) with respect to portions of the Term Loan that are Base Rate Loans, an interest rate per annum equal to the sum of the Applicable Base Rate Margin plus the Alternate Base Rate and (b)

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with respect to portions of the Term Loan that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable LIBOR Rate Margin plus the greater of (i) the LIBOR Rate and (ii) 1.00%.
“Third Amendment” means that certain Third Amendment and Waiver to Credit Agreement, dated as of the Third Amendment Effective Date.
“Third Amendment Disbursement Letter” means the letter executed by Borrower and delivered to Agent on the Third Amendment Effective Date directing Agent to disburse the proceeds of the Third Amendment Term Loan as detailed therein.
“Third Amendment Effective Date” has the meaning specified in the Third Amendment.
“Third Amendment Term Loan” has the meaning specified in Section 2.3 hereof.
“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Triggering Event” means the occurrence of (a) an exercise of remedies by Agent against all Collateral or a material portion of the Collateral, (b) and during the continuation of an Event of Default under Section 8.1 of the Agreement with respect to any payment of (i) principal, (ii) interest, or (iii) other Obligations in excess of $250,000 in the case of this subclause (b) until the payment underlying such Event of Default is paid, or (c) an Event of Default under Sections 8.4 or 8.5 of the Agreement.
“TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.
“Unfunded Capital Expenditures” means, as to Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, without duplication, Capital Expenditures funded (a) from the Parent’s and/or its Subsidiaries’ internally generated cash flow or (b) with the proceeds of a Revolving Loan, Letter of Credit or Swing Loan.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.15(b) of the Agreement.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

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Schedule 3.1
The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a)Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent and Lenders, duly executed and delivered, and each such document shall be in full force and effect:
(i)a letter duly executed by Borrower and Parent authorizing Agent and its agents (including legal counsel) to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents,
(ii)this Agreement,
(iii)the Fee Letter,
(iv)the Closing Date Disbursement Letter,
(v)the Guaranty and Security Agreement,
(vi)the Intercompany Subordination Agreement,
(vii)a Perfection Certificate,
(viii)a letter, in form and substance reasonably satisfactory to Agent, from Wells Fargo Bank, National Association (in its capacity as agent “Existing Agent”) and the lenders for whom it is acting as agent (collectively, the “Existing Lenders”) respecting the amount necessary to repay in full all of the obligations (other than unasserted contingent indemnification obligations) of the Loan Parties owing under, or in connection with, the credit facility provided by Existing Lenders to Borrower and releasing all of the liens existing in favor of Existing Agent and/or the Existing Lenders in and to the assets of the Loan Parties, together with termination statements and other documentation evidencing the termination by Existing Agent and/or Existing Lenders of their Liens in and to the properties and assets of the Loan Parties,
(b)Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
(c)Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party;
(d)Agent shall have received a certificate of status or compliance or the applicable equivalent thereof with respect to each Loan Party, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction (to the extent the applicable jurisdiction provides such a certificate);
(e)Agent shall have received certificates of status or compliance or the applicable equivalent thereof with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall
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indicate that such Loan Party is in good standing in such jurisdictions (to the extent the applicable jurisdiction provides such a certificate);
(f)Agent shall have received legal opinions from counsel to each Loan Party in form and substance reasonably satisfactory to Agent;
(g)After giving effect to the initial extensions of credit under the Agreement, the repayment of amounts owing to the Existing Lenders and the payment of all fees and expenses required to be paid by Borrower on the Closing Date under the Agreement or the other Loan Documents: (i) no Revolving Loans shall be outstanding and (ii) Borrower shall have Qualified Cash of not less than $1,500,000;
(h)Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;
(i)Agent shall have received true, correct, and complete copies of the Advisory Agreement, the other Material Contracts and such other licenses, developer agreements, re-seller agreements and vendor supply agreements as Agent shall have reasonably requested at least five (5) Business Days prior to the Closing Date;
(j)The final legal and capital structure of Parent and its Subsidiaries shall be acceptable to Agent, including, but not limited to, Sponsor’s existing cash equity contribution in the Borrower of not less than $54,000,000;
(k)(i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with the Agreement, the other Loan Documents, or any of the transactions contemplated hereby or referenced herein which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the s shall have been issued by any Governmental Authority;
(l)Each (i) Uniform Commercial Code financing statement and filing with the United States Patent and Trademark Office and the United States Copyright Office required by this Agreement, any other Loan Document, or under applicable law requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral subject thereto shall have been delivered to Agent in proper form for filing, registration or recordation in each jurisdiction in which the filing, registration or recordation thereof is so required or requested by Agent together with payment of any necessary fee, tax or expense relating thereto and (ii) copies of stock certificates evidencing Collateral, together with copies of transfer powers executed in blank, and copies of each promissory note constituting Collateral, together with copies of execute allonges, shall have been received by Agent or its counsel;
(m)Agent shall have received, and been satisfied with its review of, a harvest scenario/recurring revenue valuation report and historical churn analysis with respect to the Borrower and its Subsidiaries, performed by CTS Capital Advisors;
(n)Agent’s receipt and satisfactory review of evidence that for the trailing 12 month period ending June 30, 2016 the Borrower has earnings before interest, taxes, depreciation and amortization of not less than $6,400,000;
(o)Satisfactory receipt and review by Agent of a financial condition certificate in the form attached to the Agreement as Exhibit 3.1(o) attaching thereto (i) annual and interim historical financial statements for Parent and its Subsidiaries; (ii) quarterly consolidated projections for Parent and its Subsidiaries for the first 12 months following the Closing Date; (iii) quarterly consolidated projections for Parent and its Subsidiaries for the 2nd through 5th years following the Closing Date; and (iv) a pro forma opening balance sheet, which shall, as applicable,
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reflect the final pro forma capital structure of Parent and its Subsidiaries and demonstrate the Borrower’s ability to service the Obligations;
(p)The Loan Parties shall be in compliance (i) in all respects with anti-terrorism laws, anti-money laundering and international trade laws and (ii) in all material respects with all other pertinent Federal, state, and local laws including, but not limited to, Environmental Laws, the Federal Occupational Safety and Health Act and ERISA;
(q)Agent shall have received in form and substance satisfactory to Agent in its Permitted Discretion, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under the Agreement is in full force and effect, (ii) insurance certificates issued by the Loan Parties’ insurance broker containing such information regarding the Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by the Loan Parties’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;
(r)Agent shall have received all information requested by Agent to complete all necessary “know your customer” regulatory compliance checks and background checks, and the results thereof shall be satisfactory to Agent in its sole discretion;
(s)Borrower shall have established the Funding Account;
(t)Since December 31, 2015, there has not occurred any Material Adverse Effect with respect to Parent and its Subsidiaries;
(u)No Default or Event of Default under the Loan Documents shall have occurred or shall result from the making of the Loans and other extension of credit by Lenders; and
(v)All other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

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Schedule 3.6
(a)Within 3 Business Days after the Closing, Agent or its counsel shall have received original stock certificates evidencing Collateral, together with original transfer powers executed in blank, and each original promissory note constituting Collateral, together with original execute allonges.
(b)Within 90 days after the Closing Date, Agent shall have received duly executed Control Agreements with respect to each Deposit Account of the Loan Parties maintained with any bank other than PNC (other than Excluded Deposit and Securities Accounts); provided that Loan Parties shall use commercially reasonable efforts to obtain such Control Agreements, or provide Agent with reasonably satisfactory evidence of the closure of such accounts, prior to such 90th day.
(c)Borrower shall use commercially reasonable efforts to deliver to Agent, within 60 days after the Closing Date, a landlord waiver in form and substance satisfactory to Agent duly executed by the landlord of the Borrower’s headquarters location.
(d)Within 120 days after the Closing Date, Agent shall have received evidence reasonably satisfactory to Agent that the Loan Parties have established policies and procedures that are sufficient to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
The time periods for all of the deliverables required in clauses (a) through (d) above may be extended as determined by Agent from time to time in its sole discretion.

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Schedule 5.1
Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth below at the following times in form reasonably satisfactory to Agent:

within 30 days after the end of each month (other than months constituting the third month in any of Parent’s fiscal quarters) during each of Parent’s fiscal years,
(a)an unaudited consolidated and consolidating balance sheet (including information thereon sufficient to identify capitalized software expenses), income statement, statement of cash flow, and statement of Shareholder’s equity covering Parent’s and it Subsidiaries’ operations during such period, and
(b)a Compliance Certificate along with a separate worksheet containing detailed financial covenant calculations with respect to the applicable financial covenants set forth in Section 7 of the Agreement.

within 45 days after the end of each of Parent’s fiscal quarters during each of Parent’s fiscal years,
a.an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity covering Parent’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management (such management discussion & analysis shall include a discussion of the number of new customer contracts executed in such period, and, to the extent available, shall include management’s estimate of the potential aggregate annual revenue to be contributed by such new customer contracts), and
b.a Compliance Certificate along with a separate worksheet containing detailed financial covenant calculations with respect to the applicable financial covenants set forth in Section 7 of the Agreement.

within 120 days after the end of each of Parent’s fiscal years ,
a.consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being understood and agreed that Deloitte, Ernst & Young, KPMG, GrantThorton and PWC shall be acceptable to Agent) and certified, without any qualifications (including any qualification as to (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement (provided, however, that it shall not be a violation of the foregoing clause (A) if the report and opinion accompanying the financial statements for the fiscal year ending immediately prior to the Maturity Date is subject to a “going concern” or other qualification solely as a result of such impending Maturity Date)), by such accountants to have been prepared in accordance with IFRS and without any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ final letter to management),
b.Compliance Certificate along with a separate worksheet containing detailed financial covenant calculations, and
c.a detailed calculation of Excess Cash Flow.

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within 45 days after the start of each of Parent’s fiscal years,
a.copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby (it being recognized by Agent and the Lenders that such Projections and estimates as to future events are subject to significant uncertainties and contingencies, and although reflecting Parent’s good faith projections or forecasts based on methods and assumptions which Parent believes to be reasonable and data which Parent believes to be accurate at the time such Projections were prepared, are not to be viewed as facts and that the actual results during the period or periods covered by any such Projections and estimates may differ materially from projected or estimated results).

if and when filed by Parent,	a.Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and b.any other filings made by Parent with the SEC.
promptly, but in any event within 5 Business Days after any Loan Party has knowledge of any event or condition that constitutes an Event of Default,	a.notice of such event or condition and a statement of the curative action that Borrower (or any other Loan Party) proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent or any of its Subsidiaries,
a.notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

promptly after the execution thereof, but in any event within 5 Business Days thereafter,	a.copies of each Applicable Affiliate Document.
promptly after the request of Agent,
a.any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries, except for (i) any information subject to a confidentiality agreement in favor of a third party (unless Agent has executed a confidentiality agreement with respect thereto or such disclosure is otherwise permitted under such confidentiality agreement), and (ii) any information protected by attorney-client privilege or similar privilege, or attorney work product.

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Schedule 5.2
Provide Agent, with copies to each Lender, with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

Monthly (within 30 days (45 days in the case of a month that is the end of a fiscal quarter) after the end of each month)
(a)    a report summarizing the following (i) Recurring Revenues for the prior month, and (ii) Recurring Revenues for the trailing twelve months, and
(b)    a detailed report regarding Parent’s and its Subsidiaries’ cash and Cash Equivalents, including an indication of which accounts constitute Qualified Cash.

Quarterly (no later than 45 days following the end of each fiscal quarter)
(c)    a schedule of the minimum monthly contract value by customer (which shall be for the last month of such quarter), and
(d)    attrition data for the prior fiscal quarter consistent with what was previously provided.

Annually (no later than 45 days following the end of each fiscal year)
(f)    a Perfection Certificate or a supplement to the Perfection Certificate setting forth any updates to the most recent Perfection Certificate delivered to Agent not included in the IP Reporting Certificate, and
(g)    an IP Reporting Certificate.

Promptly upon request by Agent
(h)    such other financial reports, as Agent may reasonably request (it being acknowledged by Agent and Lenders that, so long as no Default or Event of Default has occurred or is continuing, Agent’s and Lenders’ request for other financial reports shall be limited to those reports that are regularly prepared by Parent or its Subsidiaries) except for (i) any information subject to a confidentiality agreement in favor of a third party (unless Agent has executed a confidentiality agreement with respect thereto or such disclosure is otherwise permitted under such confidentiality agreement), and (ii) any information protected by attorney-client privilege or similar privilege, or attorney work product, and
(i)    all documentation and other information that Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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